                                                                       EXHIBIT 1

                           ASSET PURCHASE AGREEMENT

                                 BY AND AMONG

                            AMERISTEEL CORPORATION

                           BIRMINGHAM SOUTHEAST, LLC
                                      AND
                         BIRMINGHAM STEEL CORPORATION


                               November 14, 2001

                               TABLE OF CONTENTS
                               -----------------

                                                                  Page #
                                                                  ----
     ARTICLE I    PURCHASE AND SALE OF ASSETS.....................   2
     ---------    ---------------------------                       --
     1.1   Assets, Properties and Business to be Transferred......   2
     ---   -------------------------------------------------        --
     1.2   Excluded Assets........................................   5
     ---   ---------------                                          --
     ARTICLE II   PURCHASE PRICE, PAYMENT AND ALLOCATION..........   6
     ----------   --------------------------------------            --
     2.1   Purchase Price.........................................   6
     ---   --------------                                           --
     2.2   Determination of Cash Consideration....................   6
     ---   -----------------------------------                      --
     2.3   Assumption of Assumed Liabilities......................   7
     ---   ---------------------------------                        --
     2.4   No Other Liabilities Assumed...........................   8
     ---   ----------------------------                             --
     2.5   Settlement Statement, Adjustment Escrow Fund
     ---   --------------------------------------------
           and Post-Closing Reconciliation of Purchase
           -------------------------------------------
           Price..................................................   8
           -----                                                    --
     2.6   Allocation of Purchase Price...........................  10
     ---   ----------------------------                             --
     ARTICLE III  CLOSING OF PURCHASE AND SALE....................  10
     -----------  ----------------------------                      --
     ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF SELLER........  11
     ----------   ----------------------------------------          --
     4.1   Due Organization, Good Standing and Qualification......  11
     ---   -------------------------------------------------        --
     4.2   Authority of Seller....................................  11
     ---   -------------------                                      --
     4.3   Liens and Good Title...................................  13
     ---   --------------------                                     --
     4.4   Financial Statements...................................  13
     ---   --------------------                                     --
     4.5   Recent Developments....................................  14
     ---   -------------------                                      --
     4.6   Litigation.............................................  14
     ---   ----------                                               --
     4.7   Taxes..................................................  15
     ---   -----                                                    --
     4.8   Inventory..............................................  16
     ---   ---------                                                --
     4.9   Compliance with Laws...................................  16
     ---   --------------------                                     --
     4.10  Environmental Matters..................................  18
     ----  ---------------------                                    --
     4.11  Contracts and Other Agreements.........................  21
     ----  ------------------------------                           --
     4.12  Real Party Leases......................................  23
     ----  -----------------                                        --
     4.13  Fixed Assets...........................................  23
     ----  ------------                                             --
     4.14  Trade Name and Other Intangibles.......................  23
     ----  --------------------------------                         --
     4.15  Major Suppliers and Customers..........................  24
     ----  -----------------------------                            --
     4.16  Labor Relations; Employees.............................  24
     ----  --------------------------                               --
     4.17  Employee Benefit Plans.................................  26
     ----  ----------------------                                   --

     4.18    Insurance............................................  27
     ----    ---------                                              --
     4.19    Warranties...........................................  27
     ----    ----------                                             --
     4.20    Key Employees........................................  28
     ----    -------------                                          --
     4.21    Purchased Assets Complete............................  28
     ----    -------------------------                              --
     4.22    Utilities............................................  28
     ----    ---------                                              --
     4.23    Broker's or Finder's Fees............................  28
     ----    -------------------------                              --
     4.24    Products Liability...................................  29
     ----    ------------------                                     --
     4.25    Disclosure...........................................  29
     ----    ----------                                             --
     ARTICLE V    REPRESENTATIONS OF BUYER........................  30
     ----------   ------------------------                          --
     5.1     Existence and Good Standing of Buyer.................  30
     ---     ------------------------------------                   --
     5.2     Authority of Buyer...................................  30
     ---     ------------------                                     --
     5.3     Litigation...........................................  30
     ---     ----------                                             --
     5.4     Broker's or Finder's Fees............................  30
     ---     -------------------------                              --
     5.5     Disclosure...........................................  31
     ---     ----------                                             --
     ARTICLE VI   COVENANTS OF SELLER AND BUYER...................  31
     ----------   -----------------------------                     --
     6.1     Operation in Ordinary Course.........................  31
     ---     ----------------------------                           --
     6.2     Notice of Events.....................................  32
     ---     ----------------                                       --
     6.3     Exclusive Dealing....................................  33
     ---     -----------------                                      --
     6.4     Right of First Refusal...............................  34
     ---     ----------------------                                 --
     6.5     Examinations and Investigations......................  34
     ---     -------------------------------                        --
     6.6     Payment of Seller's Obligations......................  35
     ---     -------------------------------                        --
     6.7     Employee Matters.....................................  35
     ---     ----------------                                       --
     6.8     Consents; Cooperation................................  36
     ---     ---------------------                                  --
     6.9     Further Assurances...................................  36
     ---     ------------------                                     --
     6.10    Bulk Transfer Laws...................................  37
     ----    ------------------                                     --
     6.11    Publicity............................................  37
     ----    ---------                                              --
     6.12    Collection of Accounts Receivable....................  37
     ----    ---------------------------------                      --
     6.13    Outstanding Vacation Benefits........................  38
     ----    -----------------------------                          --
     6.14    Customer Rebates.....................................  39
     ----    ----------------                                       --
     6.15    Utility and Other Prorations.........................  39
     ----    ----------------------------                           --
     6.16    Fees and Expenses....................................  39
     ----    -----------------                                      --
     6.17    Duty to Update Schedules.............................  39
     ----    ------------------------                               --
     6.18    HSR Act..............................................  40
     ----    -------                                                --

     6.19    Consummation of Lease Agreements.....................  41
     ----    --------------------------------                       --
     6.20    Environmental Restrictions...........................  41
     ----    --------------------------                             --
     ARTICLE VII  CONDITIONS PRECEDENT  TO THE OBLIGATION OF
     -----------  ------------------------------------------
             BUYER TO CLOSE.......................................  41
             --------------                                         --
     7.1     Representations and Covenants........................  41
     ---     -----------------------------                          --
     7.2     Seller's Assurances and COBRA Compliance.............  42
     ---     ----------------------------------------               --
     7.3     Condition of Property, Plant and Equipment; Location
     ---     ----------------------------------------------------
             of Purchased Assets..................................  42
             -------------------                                    --
     7.4     Environmental Status of Facility.....................  42
     ---     --------------------------------                       --
     7.5     Litigation...........................................  42
     ---     ----------                                             --
     7.6     Governmental Permits and Approvals...................  43
     ---     ----------------------------------                     --
     7.7     Resolutions..........................................  43
     ---     -----------                                            --
     7.8     Good Standing Certificates, etc......................  43
     ---     -------------------------------                        --
     7.9     Third Party Consents.................................  43
     ---     --------------------                                   --
     7.10    Estoppel Certificates................................  44
     ----    ---------------------                                  --
     7.11    Opinions of Seller's Counsel.........................  44
     ----    ----------------------------                           --
     7.12    No Material Adverse Change...........................  44
     ----    --------------------------                             --
     7.13    Lenders Consent......................................  44
     ----    ---------------                                        --
     7.14    Agreements With Lessors..............................  44
     ----    -----------------------
     ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATION OF
     ------------ -----------------------------------------
                  SELLER TO CLOSE.................................  45
                  ----------                                        --
     8.1     Representations and Covenants........................  45
     ---     -----------------------------                          --
     8.2     Litigation...........................................  45
     ---     ----------                                             --
     8.3     Governmental and Third Party Permits and Approvals...  45
     ---     --------------------------------------------------     --
     8.4     Resolutions..........................................  46
     ---     -----------                                            --
     8.5     Good Standing Certificates, etc......................  46
     ---     -------------------------------                        --
     8.6     Opinion of Buyer's Counsel...........................  46
     ---     --------------------------                             --
     8.6     Lender Consent.......................................  46
     ---     --------------                                         --
     ARTICLE IX CONDITIONS PRECEDENT TO THE OBLIGATION OF THE
     ---------- ---------------------------------------------
                 PARTIES TO CLOSE.................................  46
                 ----------------                                   --
     ARTICLE X  ACTIONS TO BE TAKEN AT THE CLOSING................  48
     ---------  ----------------------------------                  --
     10.1    Instruments of Conveyance............................  48
     ----    -------------------------                              --
     10.2    Instruments of Assumption............................  48
     ----    -------------------------                              --
     10.3    Closing Settlement Statement.........................  48
     ----    ----------------------------                           --

      10.4    Adjustment Escrow Agreement and Indemnification
              -----------------------------------------------
              Escrow Agreement......................................  48
              ----------------                                        --
      10.5    Closing Certificate of Seller.........................  48
              -----------------------------                           --
      10.6    Closing Certificate of Buyer..........................  48
              ----------------------------                            --
      10.7    Open Orders...........................................  49
              -----------                                             --
      10.8    Other Documents and Certificates......................  49
              --------------------------------                        --
      ARTICLE XI SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
      ---------- ------------------------------------------
              INDEMNIFICATION.......................................  49
              ---------------                                         --
      11.1    Survival of Representations and Warranties............  49
              ------------------------------------------              --
      11.2    Indemnity Agreement of Seller.........................  50
              -----------------------------                           --
      11.3    Indemnification Escrow Fund...........................  52
              ---------------------------                             --
      11.4    Indemnity Agreement of Buyer..........................  52
              ----------------------------                            --
      11.5    Indemnification Procedure.............................  53
              -------------------------                               --
      ARTICLE XII TERMINATION OF AGREEMENT..........................  55
      ----------- ------------------------                            --
      12.1    Termination...........................................  55
              -----------                                             --
      12.2    Survival..............................................  56
              --------                                                --
      ARTICLE XIII COVENANTS AGAINST COMPETITION....................  56
      ------------ ----------------------------                       --
      13.1    Restrictive Covenants.................................  56
              ---------------------                                   --
      13.2    Protection of Confidential Information................  57
              --------------------------------------                  --
      13.3    Remedies..............................................  58
              --------                                                --
      13.4    Definitions...........................................  58
              -----------                                             --
      ARTICLE XIV MISCELLANEOUS.....................................  59
      ----------- -------------                                       --
      14.1    Gender................................................  59
              ------                                                  --
      14.2    Business Day..........................................  59
              ------------                                            --
      14.3    Notices...............................................  59
              -------                                                 --
      14.4    Rights of Third Parties...............................  61
              -----------------------                                 --
      14.5    Entire Agreement......................................  61
              ----------------                                        --
      14.6    Right to Open Mail....................................  61
              ------------------                                      --
      14.7    Headings..............................................  62
              --------                                                --
      14.8    Governing Law.........................................  62
              -------------                                           --
      14.9    Parties in Interest...................................  62
              -------------------                                     --
      14.10   Counterparts..........................................  62
              ------------                                            --
      14.11   Amendments............................................  62
              ----------                                              --

      14.12   Severability..........................................   63
              ------------                                             --
      14.13   Interpretation........................................   63
              --------------                                           --
      14.14   Waivers and Consents..................................   63
              --------------------                                     --
      14.15   Article and Section References........................   63
              ------------------------------                           --
      14.16   Attorneys' Fees.......................................   64
              ---------------                                          --
      14.17   Joint and Several Liability...........................   64
              ---------------------------                              --
      14.18   Arbitration...........................................   64
              -----------                                              --

                                LIST OF EXHIBITS
                                ----------------

Description                                       Section Reference
- -----------                                       -----------------

A    Legal Description of Facility                     Recitals
B    Assignment and Bill of Sale                       1.1
C    Accounts Payable Detail as of July 31, 2001       2.2
D    Seller's Wire Transfer Instructions               2.2
E    Assignment and Assumption Agreement               2.3
F    Adjustment Escrow Agreement                       2.5(a)
G    Allocation of Purchase Price                      2.6
H    intentionally omitted                             n/a
I    Form of opinion of Seller's counsel               7.11
J    Form of opinion of Buyer's counsel                8.6
K    Indemnification Escrow Agreement                  11.3

                               LIST OF SCHEDULES
                               -----------------


Schedule Description
- --------------------

1.1 (g)   Intellectual Property Rights
1.1 (i)   Licenses and Permits
1.1 (k)   Industrial Development Bonds
1.2 (h)   Excluded Assets
2.3       Other Assumed Obligations
4.2       Authority of Seller
4.3       Permitted Liens
4.4       Seller Financial Documents
4.5       Recent Developments
4.6       Litigation
4.7       Taxes
4.9 (a)   Compliance with Laws
4.9 (b)   Permit
4.10(a)   Environmental Permits
4.10(c)   Compliance With Environmental Laws and Permits
4.10(d)   Outstanding or Pending Orders
4.10(e)   Underground Storage Tanks
4.10(g)   Impoundments, Lagoons
4.11      Contracts
4.12      Real Property Leases
4.13      Fixed Assets
4.14      Trade Name and Other Intangibles
4.15      Major Suppliers and Customers
4.16      Labor Relations; Employees
4.17(a)   Employee Benefit Plans
4.18      Insurance
4.19      Warranties
4.20      Key Employees
4.24      Products Liability
6.7       Employee Matters
7.6       Governmental Permits and Approvals as to Seller
7.9       Third Party Consents
8.3       Governmental and Third Party Permits and Approvals as to Buyer

                            INDEX OF DEFINED TERMS
                            ----------------------


Defined Term                                      Section Reference
- ------------                                      -----------------

AAA                                                  14.18(b)
Adjustment Escrow Agreement                          2.5(a)
Adjustment Escrow Fund                               2.5(a)
Agreement                                            Preamble
Assignment and Assumption Agreement                  2.3
Assignment and Bill of Sale                          1.1
Assumed Liabilities                                  2.3
Assumed Payables                                     2.2
Big 5 Accounting Firm                                2.2
Birmingham Southeast                                 Preamble
Birmingham Steel                                     Preamble
Buyer                                                Preamble
Buyer's Documents                                    5.2
Cash Consideration                                   2.2
Claims                                               11.2
Closing                                              Article III
Closing Date                                         Article III
Closing Settlement Statement                         2.5(a)
Code                                                 2.6
Competing Business                                   13.4(b)
Competitive Product                                  13.4(c)
Confidential Information                             13.4(a)
Continuous Caster Lease                              Article IX
Contracts                                            4.11
Development Authority Equipment Lease                Article IX
Development Authority Leases                         Article IX
Development Authority Real Property Lease            Article IX
Disputed Purchase Price Amount                       2.5(a)
Employee Plan/Agreement                              4.17(a)
Employee Plans/Agreements                            4.17(a)
Environmental Claim                                  4.10
Environmental Law                                    4.10
Environmental Permits                                4.10
Equipment Leases                                     Article IX
ERISA                                                4.17(a)
Excluded Assets                                      1.2
Facility                                             Recitals
Fixed Assets                                         4.13
GAAP                                                 2.2
Governmental Authority                               4.10

Hazardous Materials                                  4.10
HSR Act                                              4.2
Indemnification Escrow Agreement                     11.3
Indemnification Escrow Fund                          11.3
Indemnitee                                           11.5(a)
Indemnitor                                           11.5(a)
Inventory                                            1.1(a)
Laws                                                 4.9(a)
Liens                                                4.3
Material                                             4.5
Material Adverse Change                              4.5
Material Adverse Effect                              4.5
Materially                                           4.5
Modified Schedules                                   6.17
Notice of Claim                                      11.5(a)
Other Assumed Obligations                            2.3
Permits                                              4.9(b)
Product                                              4.19
Products Liability                                   4.24
Purchased Assets                                     1.1
Purchased Inventory Value                            2.2
Rolling Mill Lease                                   Article IX
Seller                                               Preamble
Seller Facility Accounts Receivable                  6.12
Seller Financial Documents                           4.4
Seller's Documents                                   4.2
Tax Returns                                          4.7
Taxes                                                4.7
Territory                                            13.4(e)

                            ASSET PURCHASE AGREEMENT

    This Asset Purchase Agreement (this "Agreement") is dated as of the 14/th/ day of November, 2001, by and among AMERISTEEL CORPORATION, a Florida corporation, or an assign thereof as permitted by Section 13.9 below ("Buyer"), BIRMINGHAM SOUTHEAST, LLC, a Delaware limited liability company ("Birmingham Southeast") and BIRMINGHAM STEEL CORPORATION, a Delaware corporation (Birmingham Steel"). Birmingham Southeast and Birmingham Steel are jointly and severally referred to in this Agreement as "Seller".

                             W I T N E S S E T H :
                             - - - - - - - - - -

    WHEREAS, Seller is engaged in the business of the manufacture and distribution of various steel products from facilities located at 384 Old Grassdale Road, N.E. Cartersville, Bartow County, Georgia and more particularly described on Exhibit A annexed hereto (the "Facility"); and
             ---------

    WHEREAS, Buyer wishes to purchase from Seller and Seller wishes to sell, transfer, assign, convey and deliver to Buyer the Purchased Assets pertaining to the Facility as set forth in this Agreement; and

    WHEREAS, Seller wishes to transfer and assign to Buyer, and Buyer is willing to receive and assume from Seller the Assumed Liabilities pertaining to the Facility as set forth in this Agreement;

    NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

                                   ARTICLE I

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

1.1  Assets, Properties and Business to be Transferred. Subject to the terms and
     -------------------------------------------------
conditions of this Agreement, and on the basis of the representations, warranties, covenants and conditions hereinafter set forth, at the Closing Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, substantially all of the net working capital assets, certain production facilities, and other assets of Seller (other than the Excluded Assets) used in or usable at or by the Facility as follows:


     (a) all raw material inventories, work-in-process, finished products, mill rolls, alloys, refractories, operating supplies (including those supplies relating to tooling and similar items) located at the Facility or otherwise owned, used or assembled by Seller in connection with the business conducted at the Facility to the extent included in the Purchased Inventory Value (the "Inventory"); and


     (b) all packaging material, parts, furnishings, fixtures, machinery, rolling stock, equipment, furniture, office supplies, maintenance and operating supplies and spare parts for such machinery and equipment and other tangible personal property, including but not limited to leasehold improvements; and


     (c) all tools, shop supplies, tooling and similar items owned or used by Seller in connection with the operations at the Facility; and


     (d) all of the books and records of Seller (including but not limited to all customer, distributor, dealer and supplier lists) relating to the business conducted at the Facility and (to the extent permitted by law) records relating to the employment of persons employed at the Facility immediately prior to the Closing which Buyer has elected to hire immediately subsequent to the

Closing as provided in Section 6.7 below, together with all of the prints, blueprints, written specifications, work standards and manufacturing, assembling and process information relating to the business conducted at the Facility whether in electronic or tangible form (provided, however, that to the extent that any of the foregoing also relates to business of Seller conducted both at the Facility and other facilities or operations of Seller, then the foregoing shall be construed to be Buyer's right to a complete and accurate copy thereof as of the Closing Date,; and

     (e) any security deposits held by Seller relating to the business conducted at the Facility (including but not limited to any customer down payments for work-in-process); and

     (f) all claims and rights against third parties of Seller under manufacturers' and vendors' warranties, guarantees or similar obligations relating to the other items included in the Purchased Assets to the extent such claims and rights are transferable; and

     (g) all intellectual property rights, if any, with regard to the business of Seller conducted at the Facility and set forth in Schedule 1.1(g) annexed
                                                     ---------------
hereto; and

     (h) all of Seller's rights under those commitments, customer orders, leases, contracts, supplier contracts and purchase orders and other agreements relating to the Facility, but only to the extent the foregoing are identified as
                          --------
part of the Assumed Liabilities; and

     (i) all right, title, and interest of Seller in and to all certificates of occupancy and other transferable licenses, permits and authorizations of governmental or quasi-governmental agencies and authorities or private parties relating to the construction, use, operation or enjoyment of other items included in the Purchased Assets including but not limited to the Permits listed in Schedule 1.1(i) annexed hereto (and if any of the foregoing are not
   ---------------
transferable, they shall be identified as such in Schedule 1.1(i)); and
                                                  ----------------

     (j) all right, title and interest of Seller in and to all bonds or deposits made by Seller with any governmental or quasi-governmental agencies or authorities or with any utility company or third party relating to the Facility or construction, use, operation and enjoyment of the items included in the Purchased Assets; and

     (k) all right, title and interest of Seller in and to any industrial development bonds owned by or issued to Seller and which were issued in connection with the operations of the Facility, including but not limited to those industrial development bonds set forth in Schedule 1.1(k) annexed hereto;
                                                ---------------
and

     (l) to the extent not included in the foregoing, all assets of Seller used in or usable at or by the Facility in connection with the melt shop, rolling mill and continuous casting operations conducted at the Facility.

The foregoing are collectively referred to in this Agreement as the "Purchased Assets." All of the Purchased Assets will be transferred free and clear of any and all encumbrances as more particularly provided in Section 4.3 below. At the Closing, the Purchased Assets will be transferred and delivered to Buyer pursuant to the terms of this Agreement together with an assignment and bill of sale in substantially the form attached hereto as Exhibit B (the "Assignment and
                                                  ---------
Bill of Sale").

1.2  Excluded Assets.  Unless expressly identified in Section 1.1 above, the
     ---------------
following assets of Seller are excluded from this transaction:

     (a) cash and cash equivalents of Seller; and

     (b) all accounts receivable of Seller; and

     (c) all Inventory not included in the Purchased Inventory Value; and

     (d) any asset of Seller not pertaining to the operation of the Facility;
         and

     (e) the minute books and corporate and limited liability company records of Birmingham Southeast and Birmingham Steel; and

     (f) inventory located at or consigned to Butler Manufacturing Company; and

     (g) assets located at facilities of Seller other than the Facility, and necessary for and used by Seller's operations at these other facilities (provided, however, that this Subsection (g) shall not diminish Buyer's rights under Subsection 1.1(d) above as to Buyer's right to complete and accurate copies as of the Closing Date of those items described in Subsection 1.1(d) above); and

     (h) those assets, if any, listed on Schedule 1.2(h) annexed hereto.
                                        ---------------

The foregoing are collectively referred to as the "Excluded Assets."

                                   ARTICLE II
                                   ----------

                     PURCHASE PRICE, PAYMENT AND ALLOCATION
                     --------------------------------------

2.1  Purchase Price.  In full consideration for the purchase by Buyer of the
     --------------
Purchased Assets, Buyer will pay the Cash Consideration, and assume the Assumed Liabilities at the Closing.

2.2  Determination of Cash Consideration.  Immediately prior to the Closing,
     -----------------------------------
Buyer, with the cooperation of Seller, will take an inventory of all raw material, work-in-process, finished products, mill rolls, alloys, refractories and operating supplies (including those supplies relating to tooling and similar items) inventories located at the Facility or otherwise owned, used or assembled by Seller in connection with the business conducted at the Facility (other than consigned inventory, including but not limited to inventory located at or consigned to Butler Manufacturing Company). The inventory so counted shall be valued in accordance with Seller's existing inventory valuation practices and
generally accepted accounting principles, consistently applied ("GAAP").   If
Buyer disputes Seller's existing inventory valuation practices, Ernst & Young LLP shall determine whether such practices are contrary to GAAP and if so, shall determine the necessary modifications to bring such practices into compliance with GAAP. Ernst & Young LLP shall be referred to in this Agreement (for any purpose for which the involvement of such firm is called for) as the "Big 5 Accounting Firm". Unless otherwise agreed to by the parties, the Big 5 Accounting Firm thus selected shall be the sole public accounting firm utilized in this Agreement for the resolution of disputes for which involvement of an independent accountant is so provided by the terms of this Agreement. The value of the inventory as thus determined shall be referred to hereafter as the "Purchased Inventory Value." Next, the value of the accounts payable relating to the Facility for the following categories shown on the Facility's "Accounts Payable Detail" sheet as of July 31, 2001 (a copy of which is attached hereto as Exhibit C) shall be determined by Buyer with the cooperation of Seller, also in
- ---------
accordance with Seller's existing accounting practices and GAAP:

                            Accounts Payable - Trade

                          Goods Received Not Invoiced

                         Accounts Payable - Affiliates

                               Accrued Utilities

                           Accrued Taxes & Licenses

                           Accrued Freight Expenses

                            Other Accrued Expenses

                             Accrued Mill Services

                            Deferred Rent - Current

                         Allowance For Annual Repairs


If Buyer disputes Seller's existing valuation practices, the Big 5 Accounting Firm shall determine whether such practices are contrary to GAAP and if so, shall determine the value in accordance with GAAP. The value of these payables, as thus determined, shall be the "Assumed Payables." Subject to funding the Indemnification Escrow Fund (as more particularly set forth in Section 11.3 below), Buyer will pay Seller at the Closing the sum equal to the Purchased Inventory Value, less the Assumed Payables, less the amount of Three Million Forty-Seven Thousand Eight Hundred Seventeen Dollars ($3,047,817.00) and less any credits due Buyer pursuant to Section 6.13, 6.14 and 6.15 hereof (the "Cash Consideration"). Subject to Section 2.5 below with regard to disputes as to the amount of the Cash Consideration, the Cash Consideration shall be paid to Seller at the Closing by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth in Exhibit D hereto.
                                        ---------

2.3  Assumption of Assumed Liabilities. In addition to the payment of the Cash
     ---------------------------------
Consideration, at the Closing Buyer will assume (i) the Assumed Payables and
(ii) those specific obligations owed by Seller to its customers, vendors, suppliers and other third parties relating to Seller's business at the Facility and expressly set forth in Schedule 2.3 annexed hereto (the "Other Assumed
                           ------------
Obligations"). The Assumed Payables together with the Other Assumed Obligations are collectively referred to as the "Assumed Liabilities". At the Closing, the Assumed Liabilities will be assigned by Seller and assumed by Buyer pursuant to the terms of this Agreement together with an assignment and assumption agreement in substantially the form attached hereto as Exhibit E (the "Assignment and
                                             ---------
Assumption Agreement").

2.4  No Other Liabilities Assumed.  Except for the Assumed Liabilities, Buyer
     ----------------------------
will have no liability or responsibility for any other liability of Seller whatsoever, whether arising out of or relating to the Facility, the Purchased Assets or otherwise. In furtherance but not in limitation of the foregoing, Buyer will not be assuming and will have no liability or responsibility for any of the following:


     (a) except as set forth in Schedule 2.3, obligations owed by Seller to its
                                ------------
customers, vendors or suppliers whether or not arising under written contract, purchase order or otherwise; and

     (b) liabilities for taxes; and

     (c) any employee related liabilities, including but not limited to "COBRA" responsibilities arising through the Closing Date; and

     (d) any other contingent or non-balance sheet liabilities.

2.5  Settlement Statement, Adjustment Escrow Fund and Post-Closing
     -------------------------------------------------------------
Reconciliation of Purchase Price.  As stated above, the calculation of the Cash
- --------------------------------
Consideration and Assumed Payables shall be made at the Closing. This calculation shall be set forth as part of a settlement statement to be prepared by Buyer and signed by the parties in connection with the Closing deliveries (the "Closing Settlement Statement"). The parties acknowledge the possibility that (i) it may not be possible to determine a definitive value for the Purchased Inventory and/or the Assumed Payables at the Closing (and hence the Cash Consideration), and that (ii) Seller may not agree with other valuations determined by Buyer for the Closing Settlement Statement. Accordingly, Buyer and Seller agree on the following procedure:

     (a) If Seller disagrees with the valuations determined by Buyer for the Closing Settlement Statement as to the Cash Consideration, and if the net amount in disagreement is less than Five Hundred Thousand Dollars ($500,000), then the Closing shall nevertheless occur with this amount (the "Disputed Purchase Price Amount") reflected on the Closing Settlement Statement and paid by Buyer, in cash, by wire transfer of immediately available funds into an escrow fund (the "Adjustment Escrow Fund") to be held pursuant to the terms of an Adjustment Escrow Agreement in substantially the form attached hereto as Exhibit F (the
                                                              ---------
"Adjustment Escrow Agreement"). The resolution of the Disputed Purchase Price Amount shall be as provided in Subsection 2.5(c) below.

     (b) Within thirty (30) calendar days subsequent to the Closing Date, Buyer will provide to Seller, Buyer's final determination of the Cash Consideration as of the Closing Date, and any adjustments necessary to the Closing Settlement Statement. Seller will review these determinations and adjustments and inform Buyer, in writing, of its agreement or disagreement with such determinations and adjustment within fifteen (15) calendar days following its receipt of such determinations and adjustments from Buyer. If Seller is providing notice of disagreement, then the nature of such disagreement shall be given with reasonable specificity. Seller's failure to provide timely notice of its agreement or disagreement shall be deemed to constitute Seller's agreement with the determinations and adjustments provided by Buyer. If Seller agrees with Buyer's final determination and adjustments, then the parties shall promptly execute an amendment to the Closing Settlement Statement which shall henceforward be deemed to be the definitive Closing Settlement Statement for all purposes. Any adjustments in the Cash Consideration due to a party shall first be paid by release of the requisite amount of the Adjustment Escrow Funds (if any) to the applicable party or parties, and then in cash by the applicable party to the other party. As a non-exclusive example, if the final adjustments and determination show that only a portion of the Disputed Purchase Price Amount which was deposited by Buyer into the Adjustment Escrow Fund is actually due to Seller, then the portion of the Disputed Purchase Price Amount which the parties agree is owed to Seller shall be paid to Seller from the Adjustment Escrow Fund, and the balance of the Adjustment Escrow Fund shall be returned to Buyer. As an additional non-exclusive example, if the final adjustments and determinations as agreed to by the parties show that the Cash Consideration paid by Buyer directly to Seller at the Closing was in excess of what should have been paid, then (i) all of the Adjustment Escrow Fund (including interest earned thereon) shall be returned to Buyer and (ii) the amount of the excess shall be promptly refunded by Seller to Buyer, in cash.

    (c) In the event that Seller provides to Buyer a timely notice of disagreement with Buyer's calculations of its determination of the Cash Consideration and adjustments to the Closing Settlement Statement as provided in Subsection 2.5(b) above, then Seller and Buyer shall discuss the disagreement, and if they are unable to reach an agreement as to all aspects of the calculations and adjustments within fifteen (15) calendar days after Buyer's receipt of the notice of Seller's disagreement, then the Big 5 Accounting Firm shall make the calculations of the Cash Consideration, adjustments to the Closing Settlement Statement, and amounts to be distributed from the Adjustment Escrow Fund (if applicable). The Big 5 Accounting Firm's determination shall be final and binding on all parties. The cost of such determination shall be borne equally by Seller and Buyer.

2.6 Allocation of Purchase Price.  The parties hereto acknowledge and agree that
    ----------------------------
the transactions contemplated hereunder must be reported in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties hereto agree to report the transactions contemplated hereunder in a manner consistent with Exhibit G hereto.
                       ---------

                                  ARTICLE III

                          CLOSING OF PURCHASE AND SALE
                          ----------------------------

The closing of the purchase and sale provided for herein (the "Closing") shall take place at the offices of Smith, Gambrell & Russell, LLP Suite 3100, 1230 Peachtree Street, N.E., Atlanta, Georgia 30309, beginning at 10:00 A.M. on third
(3rd) business day after all conditions to the Closing specified in Articles VII and VIII have been fulfilled but in no event later than December 31, 2001 (other than for matters which are by necessity to be completed at the Closing), or at such other time and place as the parties shall mutually agree upon (the "Closing Date").

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

    As an inducement to Buyer entering into this Agreement and consummating the transactions contemplated hereby, and with the knowledge that Buyer shall rely thereon, Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and will be true and correct as of the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer, and shall survive the Closing of the transactions as provided for in Section 10.1 below. All statements and information contained in any certificate, instrument, schedule or document delivered by or on behalf of Seller shall be deemed representations or warranties by Seller.

4.1 Due Organization, Good Standing and Qualification Birmingham Steel is a
    -------------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Birmingham Southeast is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Birmingham Steel has the corporate (and Birmingham Southeast has the limited liability company) power and lawful authority to carry on their business as now being conducted, and to own or lease and operate their properties and assets as now owned, leased, or operated by them. Birmingham Steel and Birmingham Southeast are, respectively, duly qualified or otherwise authorized as a foreign corporation or a foreign limited liability company to transact business in the State of Georgia.



4.2 Authority of Seller.  Birmingham Steel has all requisite corporate (and
    -------------------
Birmingham Southeast has all requisite limited liability company) power and authority to execute and deliver this Agreement and the other agreements required to be executed and delivered by it hereunder (this Agreement and such other agreements being hereinafter called the "Seller's Documents") and to carry out the transactions contemplated hereby. The Seller's Documents are valid and binding agreements of Seller, enforceable against Seller in accordance with their respective terms. Except as set forth in Schedule 4.2 annexed hereto, and
                                                ------------
except for compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") no consent, authoriza-tion or approval of, or declaration, filing or registration with, any governmental or regulatory authority, or any consent, authorization or approval of any other third party, is necessary in order to enable Seller to enter into and perform its obligations under the Seller's Documents, and neither the execution and delivery of the Seller's Documents nor the consummation of the transactions contemplated thereby will:

    (a) conflict with, require any consent under, result in the violation of, or constitute a breach of any provision of the Articles or Certificate of Incorporation or By-Laws of Birmingham Steel, or the Articles of Organization or Operating Agreement of Birmingham Southeast;

    (b) conflict with, require any consent under, result in the violation of, constitute a breach of, or accelerate the performance required on the part of Seller by the terms of, any evidence of indebtedness or agreement to which Seller is a party, in each case with or without notice or lapse of time or both, including any mortgage or deed of trust or other agreement creating a Lien to which any property of Seller is subject, or permit the termination of any such agreement by another person, other than any of the foregoing which would not constitute a Material Adverse Effect upon the Purchased Assets or Buyer's use and enjoyment thereof subsequent to the Closing.

    (c) result in the creation or imposition of any Lien on any property or asset of Seller constituting any portion of the Purchased Assets;

    (d) accelerate, or constitute an event entitling, or which would, on notice or lapse of time or both, entitle the holder of any indebtedness of Seller to accelerate the maturity of any such indebtedness;

    (e) conflict with or result in the breach or violation of any writ, judgment, order, in junction, decree or award of any court or governmental body or agency or arbitration tribunal that is binding on Seller;

    (f) constitute a violation by Seller of any statute, law or regulation of any jurisdiction (other than such violation which would not constitute a Material Adverse Effect upon the Purchased Assets or Buyer's use and enjoyment thereof subsequent to the Closing; or

    (g) violate or cause any revocation of or limitation on any Permit, other than such revocation or limitation which would not constitute a Material Adverse Effect upon the Purchased Assets or Buyer's use and enjoyment thereof subsequent to the Closing.

4.3 Liens and Good Title.  At the Closing, Buyer will receive good and
    --------------------
marketable title to all of the Purchased Assets free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") other than those Liens disclosed in Schedule 4.3 annexed hereto, and other than those
                              ------------
Liens which would not constitute a Material Adverse Effect upon the Purchased Assets or Buyer's use and enjoyment thereof subsequent to the Closing.

4.4 Financial Statements.  Seller has heretofore furnished Buyer with (i)
    --------------------
true and complete copies of the unaudited balance sheet and accounts payable detail as of July 31, 2001 together with the other financial statements of Seller's business at the Facility, true and correct copies of which are attached hereto as Schedule 4.4 annexed hereto (the "Seller Financial Documents"). The
          ------------
Seller Financial Documents, including any footnotes thereto, have been prepared in accordance with GAAP for the periods indicated thereon. The Seller Financial Documents fairly present the financial condition of Seller for the periods indicated. All aspects of the net working capital assets are reflected on the Seller Financial Documents in accordance with GAAP.

4.5 Recent Developments.  Except as set forth on Schedule 4.5 annexed hereto,
    -------------------                          ------------
since July 31, 2001 there has not been, and no fact or condition is contemplated by Seller or threatened, or to the knowledge of Seller otherwise exists, which would be reasonably expected to cause any Material Adverse Change in or to (i) the Purchased Assets, (ii) the Assumed Liabilities, or (iii) the business historically conducted at the Facility, other than changes in the ordinary course of business the effect of which, individually or in the aggregate, do not have a Material Adverse Effect on (i) the Purchased Assets, (ii) the Assumed Liabilities, or (iii) the business historically conducted at the Facility. For purposes of this Agreement a matter shall not be deemed to have a "Material Adverse Effect" or a "Material Adverse Change" unless it involves an adverse change of more than $500,000 individually, or $500,000 in the aggregate as to gross revenue items and $250,000 individually, or $250,000 in the aggregate as to all other items, and a matter shall not be deemed "Material" (inclusive of the term "Materially") unless it involves more than $500,000 individually, or $500,000 in the aggregate as to gross revenue items and $250,000 individually or $250,000 in the aggregate as to all other items. This aggregate threshold amount of $500,000 for gross revenue items and $250,000 as to all other items is collectively for all matters under this Agreement subject to a Materiality test, and shall not be applied duplicatively. Except as set forth on Schedule 4.5
                                                               ------------
annexed hereto, since July 31, 2001 and with regard to the Facility or the business conducted by Seller at the Facility, there has not been any notice of termination of any Material agreement given by a third party to Seller or any relinquishment by Seller of any rights of Material value, or any Material Adverse Change in the relations of Seller with its key employees, lessors, customers, suppliers, or others having business relations with Seller concerning the Facility. Except as set forth on Schedule 4.5 annexed hereto, since July 31,
                                     ------------
2001 and with regard to the Facility or the business conducted by Seller at the Facility, there has not been any claim against Seller for, or any liability incurred by Seller in respect of, any damages or alleged damages for any actual or alleged negligence or other tort, breach of contract or violation of property rights.

4.6 Litigation.  Except as set forth in Schedule 4.6 annexed hereto, there is
    ----------                          ------------
no action, suit, proceeding at law or in equity by any person or entity, or any arbitration, investigation, or any administrative or other proceeding by or before any governmental, quasi-governmental or other instrumentality or agency, pending, or, to the knowledge of Seller, threatened, against or affecting Seller with regard to any of the Purchased Assets, or relating to any of the business conducted at the Facility or any of the Assumed Liabilities which if adversely decided, would have a Material Adverse Effect upon (i) the Purchased Assets, (ii) the Assumed Liabilities, (iii) the business conducted at the Facility, (iv) Buyer's use and enjoyment of the Purchased Assets, or (v) the transactions contemplated by this Agreement. Seller does not know of any valid basis for any of the foregoing. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a Material Adverse Effect upon (i) the Purchased Assets, (ii) the Assumed Liabilities, (iii) the business conducted at the Facility, (iv) Buyer's use and enjoyment of the Purchased Assets, or (v) the transactions contemplated by this Agreement.

4.7 Taxes.  Seller has filed or caused to be filed, within the times and
    -----
within the manner prescribed by law, all Tax Returns which are required to be filed by, or with respect to, the business and assets of Seller relating to the Facility. To the best of Seller's knowledge, such Tax Returns are true, correct and complete in all Material respects, reflect accurately all liability for Taxes of Seller for the period covered thereby. All Taxes or other amounts shown as owing thereon or otherwise due from or payable by Seller have been fully paid or adequately disclosed and fully provided for by adequate reserves on the books and on the Seller Financial Documents, and as of the Closing Date all Tax Returns required to be filed by Seller prior to such date will have been filed and all amounts shown as owing thereon will have been paid, and Seller has no liability for the Taxes of any other person by contract as a successor or transferee, except for and only to the extent of the "Accrued Taxes and Licenses" comprising the Assumed Payables. Except as set forth in Schedule 4.7
                                                                   ------------
annexed hereto, there has been no prior examination of any Tax Return of Seller and no such examination or investigation is in progress, and Seller has not received any notice advising it of the commencement of an examination or investigation of any Tax Return. Except as set forth on Schedule 4.7 annexed
                                                         ------------
hereto, there are no outstanding agreements or waivers in effect with respect to any Tax Returns including any agreements or waivers extending the statutory period of limitations applicable to any Tax Return or permitting the deferral of the assessment or payment of any Taxes now due to be paid or assessed to any future period. Seller has delivered to Buyer true, correct and complete copies of all franchise and sales and use Tax Returns and reports filed by Seller with respect to the Facility and all agreements, consents, waivers and elections relating to such Tax Returns. For purposes of this Agreement, "Taxes" shall mean all Federal, state, local and foreign income, gross receipts, profits, windfall profits, capital gains, franchise, sales, use, license, occupation, property, property transfer, capital stock, premium, excise, employment, payroll, withholding, estimated, severance, stamp, environmental, customs duties, franchise, social security, unemployment, disability, sales, use, registration, value added, alternative or add-on minimum and other taxes, assessments or governmental charges of any nature, kind or character, and including any interest, additions to tax and penalties thereon, whether disputed or not; and "Tax Returns" shall mean all returns, declarations, reports and forms, claims for refunds, or information returns and reports relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

4.8  Inventory. Except to the extent reflected or reserved against on the Seller
     ---------
Financial Documents, the Inventory comprising the Purchased Assets consists of, and as of the Closing Date will consist of, products which are of a quality and quantity usable and saleable in the ordinary course of business as presently conducted by Seller at the Facility and at prices generally prevailing in the marketplace for such goods at the time of their sale in the ordinary course of business. Such Inventories do not exceed the level of Inventory customarily maintained by Seller in the ordinary course of its business for the time period involved. The amounts at which inventory is carried on Seller Financial Documents are determined in accordance with GAAP and Seller's existing inventory practices. Seller has consistently used the first in first out method of accounting for its inventory (including the Inventory). The books and records of Seller relating to the Inventory are complete and up to date.

4.9  Compliance with Laws.
     --------------------

     (a)  Except as set forth on Schedule 4.9(a) annexed hereto, Seller with
                                 ---------------
regard to its operation of the Facility (including each and all of its respective operations, practices, properties, real or personal, owned or leased, and assets used in or usable by Seller's business conducted at the Facility whether or not comprising the Purchased Assets) is and has been in compliance with all applicable federal, state, local and foreign laws, ordinances, orders, rules and regulations (collectively, "Laws"), including, without limitation, those applicable to discrimination in employment, the Americans with Disabilities Act, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, and product advertising, except where the failure to be in compliance would not have a Material Adverse Effect upon the Purchased Assets or Buyer's use and enjoyment thereof subsequent to the Closing. Any real property owned or leased by Seller used in or usable by Seller's business conducted at the Facility is unconditionally zoned a classification that allows its current use, and such zoning is not being challenged by legal process, and no change or modification thereof is being sought by any person or entity, including, without limitation, governmental or quasi-governmental authorities. Except as set forth on Schedule
                                                                       --------
4.9(a) annexed hereto, neither Seller nor, to the knowledge of Seller, any
- ------
landlord of Seller, has received notice of any proceeding, inquiry, investigation, violation or alleged violation of, or is subject to liability (whether accrued, absolute, contingent, direct or indirect) for past or continuing violation of any Laws. To the knowledge of Seller, no event has occurred or conditions or state of facts exists that is reasonably likely to give rise to any violation of any Laws. Seller has received no notice of any past violations of such Laws that could result in future claims against Buyer or the Facility, and Seller knows of no basis therefor. All reports and returns required to be filed by Seller with any governmental authority have been filed and were accurate and complete when filed, other than such reports or returns where the failure to file, or any inaccurate or incomplete filing, would not have a Material Adverse Effect upon the Purchased Assets or Buyer's use and enjoyment thereof subsequent to the Closing. Without limiting the generality of the foregoing:

     (i) the operation of the business at the Facility as now conducted does not, nor does any condition existing at the Facility in any manner constitute a breach or violation of any lease or other agreement governing the use of such Facilities in compliance with all Laws, or a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of such business or the manner in which it is now conducted;

     (ii) Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance; and

     (iii) Seller has delivered to Buyer copies of all reports of Seller for the past three (3) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

(b) Seller has all licenses, permits, franchises, concessions, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the conduct of the business at the Facility (collectively "Permits") which are Materially necessary for the operation of the Facility, or where the failure to have such Permit would not have a Material Adverse Effect upon the Purchased Assets or Buyer's use and enjoyment thereof subsequent to the Closing. All such Permits are described on
Schedule 4.9(b) annexed hereto, are in full force and effect, and will not be
- ---------------
affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby except as set forth on Schedule
                                                                      --------
4.9(b), other than any of the foregoing listed in this sentence which would not
- ------
have a Material Adverse Effect upon the Purchased Assets or Buyer's use and enjoyment thereof subsequent to the Closing. Except as set forth on Schedule
                                                                    --------
4.9(b), Seller (including its operations, properties, whether owned or leased,
- ------
and assets) is and has been in compliance with all such Permits. Seller has not received any notice of non-renewal of any Permit.

4.10 Environmental Matters. Other than matters that would not have a Material
     ---------------------
Adverse Effect, Seller represents and warrants the following:


     (a)   Schedule 4.10(a) sets forth all Environmental Permits required under
           ----------------
the

Environmental Laws applicable to the ownership and operation of the Facility.

    (b) Seller has not been notified in writing by any Governmental Authority that any Environmental Permit may be modified, suspended, reissued or revoked or may not be renewed or otherwise obtained in the ordinary course of business.

    (c) Except as provided in Schedule 4.10(c), the Facility is in compliance
                              ----------------
with all applicable Environmental Laws and Environmental Permits and there are no Superfund liens, claims, charges, arbitrations, actions, suits or proceedings pending, or to the knowledge of Seller, threatened, against or affecting the Facility before any tribunal or court in law or equity, or before any Governmental Authority with respect to Environmental Laws or Environmental Permits.

    (d) Except as provided in Schedule 4.10(d), there are no outstanding or
                              ----------------
pending orders (unilateral or by consent), decrees, notices of violation, fines or penalties affecting the Facility under the Environmental Laws as of the Closing Date.

    (e) Except as provided in Schedule 4.10(e), prior to December 2, 1996 to the
                              ----------------
knowledge of Seller, and since December 2, 1996 no underground storage tanks used for the storage of Hazardous Materials are located on the Facility; prior to December 2, 1996 to the knowledge of Seller, and since December 2, 1996 there has not been a spill, leak, discharge or disposal of the contents of any underground storage tank to soils or groundwater.

    (f) Prior to December 2, 1996 to the knowledge of Seller, and since December 2, 1996 no spill, release, disposal, burial or placement of any Hazardous Material on, upon, into or from the Facility requires remedial action under any Environmental Law or Environmental Permit.

    (g) Except as provided in Schedule 4.10 (g), there are no surface
                              -----------------
impoundments, lagoons, injection wells, waste piles or landfills at the Facility that have been used to treat, store or dispose of Hazardous Materials.

    (h) Seller has not received any notice that the Facility has been listed or is proposed for listing on the "Hazardous Site Inventory" maintained by the State of Georgia.

    (i) For purposes of this Agreement, all representations and warranties made by Buyer which address environmental matters or Environmental Laws are contained solely in this Section 4.10 and no other provision of this Agreement shall be interpreted to include any representation or warranty which addresses an environmental matter.

As used herein,

"Environmental Claim" means any and all administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance, potential responsibility or violation by any Governmental Authority or other person asserted against the Seller or any of its subsidiaries alleging liability of any Seller arising out of, based on or relating to (i) the presence, release or threatened release of, or exposure to, any Hazardous Materials at the Facility, or (ii) circumstances forming the basis of any violations or alleged violation of any Environmental Law or Environment Permit.

"Environmental Permits" means all permits, licenses, registrations, approvals (including waivers, exemptions and amendments) and other authorizations required to be held by Seller under the Environmental Laws.

"Environmental Law" means any foreign, multinational, federal, state, provincial or local statute, law, constitutional provision, judgement, decree, order, regulation, ordinance or rule relating to pollution, the protection of the environment, or the storage, management, treatment, disposal, release, or threat of a release of Hazardous Materials in the environment.

"Governmental Authority" means any government or governmental, regulatory or other administrative agency, commission, body, court, entity or authority (whether federal, state, local, foreign or other).

"Hazardous Materials" means all hazardous, toxic, explosive, or radioactive substances or materials, wastes, pollutants and contaminants including without limitation, petroleum, petroleum distillates and derivatives, asbestos and asbestos containing materials, and all other substances of any nature regulated pursuant to any Environmental Law.

4.11  Contracts and Other Agreements.  Schedule 4.11 annexed hereto sets forth
      ------------------------------   -------------
a complete and accurate list of all of the following contracts and other agreements oral or written to which Seller is a party or by or to which it or its assets or properties are bound or subject and which are related to and Material to Seller's business at the Facility as presently conducted (the "Contracts"): (i) The Other Assumed Obligations, (ii) contracts and other agreements with Seller or any current or former officer, director, employee, consultant, agent or other representative or with any person or entity in which any of the foregoing has an interest, including any "Affiliate" or "Associate" of such person or entity, as such terms are defined in the Securities Act of 1933 and the rules and regulations published thereunder; (iii) contracts and other agreements with any labor union or association representing any employee;
(iv) contracts and other agreements for the supply to any person of all or a portion of such person's requirements of a product sold by Seller; (v) contracts and other agreements for the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets or properties; (vi) joint venture and partnership agreements; (vii) contracts or other agreements under which Seller agrees to indemnify any party or to share tax liability of any party; (viii) contracts or other agreements of guaranty or relating to matters of suretyship to which Seller is a party or by which its assets or properties are subject or bound, (ix) contracts and other agreements calling for an aggregate purchase price, or payments in any one year, of more than Fifty Thousand Dollar ($50,000) excluding purchase or sales orders entered into by Seller as a purchaser or a seller in the ordinary course of business; (x) contracts and other agreements that cannot be cancelled without liability, premium or penalty upon thirty (30) days' notice; (xi) contracts and other agreements with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements; (xii) contracts and other agreements containing obligations or liabilities of any kind to holders of Seller's securities as such (including, without limitation, an obligation to register any of such securities under any federal or state securities laws); (xiii) contracts and other agreements containing covenants of Seller not to compete in any line of business or with any person in any geographical area or covenants of any other person or entity not to compete with Seller in any line of business or in any geographical area; (xiv) contracts and other agreements relating to the acquisition by Seller of any operating business or the capital stock of any other person, corporation or other entity; (xv) contracts or agreements, including options, for the purchase of any asset, tangible or intangible, for any aggregate purchase price of more than Fifty Thousand Dollars ($50,000); (xvi) contracts and other agreements requiring the payment to any person of a royalty, override or similar commission or fee; (xvii) contracts and other agreements relating to the borrowing of money by Seller or subjecting any assets or properties of Seller to security interests, Liens or other liabilities or obligations, or (xviii) any contract or other agreement not made in the ordinary course of business, or
(xix) any other material contract or other agreement whether or not made in the ordinary course of business. There have been delivered or made available to Buyer true and complete copies of all of the written Contracts. All of such Contracts are valid and binding upon Seller in accordance with their terms, and Seller has performed in all material respects all contractual obligations required to be performed by it to date and is not in default under any such Contracts and has not taken any action which constitutes or with notice or lapse of time or both would constitute a default under such Contracts, except for defaults under Contracts, if any, which singly or in the aggregate, do not have a Material Adverse Effect. To the best knowledge of Seller, no other party to any such Contract is in default in the performance of its obligations thereunder or has taken any action which constitutes, or with notice or lapse of time or both would constitute, a Material breach or anticipatory Material breach thereof. Except as separately identified on Schedule 4.11, no approval or
                                            -------------
consent of any person is needed in order that the Contracts comprising the Purchased Assets or the Other Assumed Obligations continue in full force and effect following the consummation of the transactions contemplated by this Agree-ment. As used in this Agreement, the term "contract" or "agreement" includes any written or oral agreement, commitment, understanding or arrangement to which Seller is a party with respect to the business of Seller or by which Seller's assets are bound.

4.12  Real Property Leases.  Schedule 4.12 annexed hereto is a complete and
      --------------------   -------------
accurate list of any real property lease to which Seller is a party that relates to the Facility. Each such lease is in full force and effect. Seller has performed in all material respects all obligations on its part to be performed to date under said leases and is current with respect to the payment of all rents and other charges due thereunder and its use and occupancy of the demised premises which are the subject matter of such leases does not violate any of the terms of such leases, is in conformity with all applicable Laws and is not violative of the conditions of any of Seller's policies of insurance. No lessor or landlord under any lease is in Material default in the performance of its obligations thereunder and Seller has not received notice from any such lessor or landlord of its intention to exercise any option thereunder which would terminate Seller's use or occupancy of the demised premises under such lease. Except as specifically disclosed in Schedule 4.12, the consummation of the
                                    -------------
transactions contemplated hereby will not require the consent of the applicable lessor or landlord.

4.13  Fixed Assets.  Except as set forth on Schedule 4.13 annexed hereto all
      ------------                          -------------
machinery, equipment, tools, furniture, leasehold improvements, trade fixtures, vehicles, structures, or any related capitalized items and other tangible property Material to the operation of the business of Seller at the Facility (the "Fixed Assets") are either included as part of the Purchased Assets or are leased by Seller pursuant to the Rolling Mill Lease or the Continuous Caster Lease. The Fixed Assets are, in all Material respects, in good operating condition and repair, subject to normal wear and tear from normal use thereof, and Seller has not received notice that any of the Fixed Assets is in violation of any existing Law. Except as set forth on Schedule 4.13, during the past
                                             -------------
three (3) years there has not been any significant interruption of the operations of Seller at the Facility due to inadequate maintenance of the Fixed Assets.

4.14  Trade Name and Other Intangibles.  Except as set forth on Schedule 4.14
      --------------------------------                          -------------
annexed hereto, no person or entity, other than Seller, has asserted any rights under or in respect of, and to the knowledge of Seller, no person is infringing or otherwise acting adversely with respect to Seller's rights under or in respect of, the intellectual property rights set forth on Schedule 1.1(g) hereof. To the knowledge of Seller,
                             ---------------
Seller is not infringing or otherwise acting adversely to the right of any person under or in respect to any patent, license, trademark, trade name, service mark, copyright or similar intangible right and there is no claim for damages or any proceeding pending, or to the knowledge of Seller threatened against Seller, with respect thereto.


4.15  Major Suppliers and Customers.  With regard to the operations of the
      -----------------------------
Facility and except as disclosed on Schedule 4.15, Seller has no unwritten
                                    -------------
commitment to buy any goods or services in amounts which exceed customary needs of Seller or at prices which exceed prevailing market prices, and Seller has no unwritten commitment to supply any goods or services at prices below Seller's customary prices or profit margins. Schedule 4.15 also accurately identifies
                                     -------------
which of the items so disclosed are part of the Other Assumed Obligations. Seller has no knowledge or reason to believe that any supplier or customer listed in Schedule 4.15 will refrain from transacting business with Buyer for
          -------------
the goods and services produced or rendered by the Facility subsequent to the Closing.

4.16  Labor Relations; Employees.  Other than amounts which have not yet become
      --------------------------
payable in accordance with Seller's customary practices, which will be paid in a timely manner (including payment subsequent to the Closing for all work performed through the Closing Date) and with regard to Seller's operations at the Facility, (a) Seller has paid in full to its employees employed at the Facility all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them to date hereof, and (b) Seller has paid, or will pay in a timely manner, all severance pay, if any, and benefits, FICA, withholding taxes and vacation pay, if any, for all of its employees and is not subject to any claim for non-payment or non-performance of any of the foregoing. Seller is in material compliance with all federal, state and local laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours with regard to its operations at the Facility. There is no unfair labor practice complaint against Seller, with regard to its operations at the Facility, pending before the National Labor Relations Board or any comparable state or local agency. There is no labor strike, dispute, slowdown or stoppage pending, or to the knowledge of Seller, threatened, against

Seller, with regard to its operations at the Facility. Except as set forth on
Schedule 4.16 annexed hereto, no grievance which might have a Material Adverse
- -------------
Effect or proceeding alleging discriminatory practices is pending and no claim therefor has been asserted against Seller, with regard to its operations at the Facility. Except as set forth on Schedule 4.16 annexed hereto and with regard
                                  -------------
to Seller's operations at the Facility, no collective bargaining representative is certified to represent any group of employees of Seller under the Labor-Management Relations Act of 1947; no petition for election of a collective bargaining representative for all or any portion of the business of Seller is pending or in respect of any other group of employees; Seller is not aware of any organizational effort or campaign by any labor union that affects or might affect employment of any employee of Seller; and Seller is not a party to any collective bargaining agreement with respect to any of its employees at the Facility.

4.17  Employee Benefit Plans.
      ----------------------

      (a)  Schedule 4.17(a) sets forth all pension, thrift, savings, profit
           ----------------
sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Seller at the Facility. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 401 of ERISA), and Seller has never contributed or been obligated to contribute to any such multiemployer plan.


      (b)  There have been no "prohibited transactions" within the meaning of
Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred which would subject Buyer or any of the Purchased Assets to any liability under ERISA or the Code.


      (c) With respect to each Employee Plan/Agreement, (i) all payments due from Seller to date have been made and (ii) all amounts properly accrued to date as liabilities of Seller which have not been paid have been properly recorded on the books of Seller.

      (d) Buyer will incur no liability for any Employee Plan/Agreement of Seller in con-nection with the execution of this Agreement, the Closing of the transaction contemplated hereby, or the operation of the Facility subsequent to the Closing.


4.18   Insurance.  Schedule 4.18 annexed hereto sets forth a list and brief
       ---------   -------------
description (specifying the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, describing each pending claim thereunder of more than $50,000, setting forth the aggregate amounts paid out under each such policy through the date hereof and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular, unemployment and other insurance held by or on behalf of Seller with regard to the Facility. Seller has paid all premiums due thereon and is not in default with respect to any provision contained in any such policy or binder. Except for claims set forth on Schedule 4.18, there are no outstanding unpaid
                               -------------
claims under any such policy or binder. Seller has received no written notice of cancellation or non-renewal of any such policy or binder. Seller has received no notice from any of their insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage listed on Schedule 4.18
                                                                 -------------
will not be available in the future on the same terms as now in effect.


4.19   Warranties. Schedule 4.19 annexed hereto sets forth a list of all
       ----------  -------------
standard written warranties which are currently in effect and provided by Seller in connection with the sale or distribution of its products, copies of which warranties have been furnished to Buyer. Except as set forth on Schedule 4.19,
                                                                 -------------
(i) no claims are pending or to Seller's knowledge threatened against Seller for product liability with respect to products sold by Seller which were manufactured at or shipped from the Facility, (ii) Seller has not received any written communications from or citations or decisions by any governmental or regulatory body that any product manufactured, marketed or distributed at any time by Seller in connection with its operations at the Facility ("Product") is defective or fails to meet any standards promulgated by any such governmental or regulatory body where such defect or failure can reasonably be expected to result in future claims against Buyer and (iii) there has been no recall ordered by any such governmental or regulatory body with respect to any Product. To the knowledge of Seller, there is no (i) fact relating to any Product that is reasonably likely to impose upon Seller or Buyer a duty to recall any Product or a duty to warn customers of a defect in any Product, or (ii) latent or overt manufacturing or other material defect in any Product.


4.20  Key Employees. Schedule 4.20 annexed hereto sets forth the name and total
      -------------  -------------
annual compensation from Seller of each current employee, consultant or agent of Seller whose current annual rate of compensation is in the top twelve (12) of all such employees, consultants or agents of Seller at the Facility (measured for the last twelve full calendar months or annualized if for a period of less than twelve full calendar months) and which could reasonably be considered a key employee at the Facility. Seller has not made a commitment or agreement to increase the compensation or to modify the conditions or terms of employment of any such person, except increases occurring in the customary practices or in accordance with existing employment agreements or plans. None of such persons has communicated to Seller or to any of its officers or directors that such person intends to cancel or otherwise terminate such person's employment at the Facility as a result of the consummation of the transactions contemplated hereby.


4.21  Purchased Assets Complete.  The Purchased Assets constitute all of the
      -------------------------
material assets and rights used by Seller in the conduct of its business at the Facility (exclusive of the Excluded Assets).


4.22  Utilities.  All utilities that are required for the full and complete
      ---------
occupancy and use of the Facility for the purposes for which such properties are presently being used by Seller, including, without limitation, electric, natural gas, water, sewer, telephone, and similar services, have been connected and are in good working order. As of the Closing Date, Seller will have paid all charges for such utilities, including, without limitation any "tie-in" charges or connection fees except for those charges that will not become due until after the Closing Date and that are to be prorated between Buyer and Seller pursuant to Section 6.15 hereof.

4.23  Broker's or Finder's Fees.  No agent, broker, person or firm acting on
      -------------------------
behalf of Seller is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.


4.24  Products Liability. Except as set forth on Schedule 4.24, Seller has no
      ------------------
notice, and has no knowledge that the owner and operator of the Facility (Seller or Buyer, as applicable) is or may reasonably be expected to be subject to any Material Products Liability arising at any time with respect to any product manufactured or distributed by Seller on or before the Closing Date. For the purposes of this Agreement, "Products Liability" means any liability to which Seller or its successors or assigns (or Buyer or any affiliate thereof and their respective successors or assigns) may become subject insofar as such liability is based upon, arises out of or is otherwise in respect of any express or implied representation, warranty, agreement or guaranty to a customer, user or purchaser made or claimed to have been made by Seller or arising out of or due to, or asserted to be arising out of or due to, any product manufactured or distributed by Seller prior to the Closing Date.

4.25  Disclosure. No representation or warranty by Seller in this Agreement, nor
      ----------
any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Seller pursuant to this Agreement, nor any document or certificate delivered to Buyer by Seller pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE V

                           REPRESENTATIONS OF BUYER
                           ------------------------


5.1   Existence and Good Standing of Buyer. Buyer is a corporation duly
      ------------------------------------
organized, validly existing and in good standing under the laws of the State of Florida. Buyer has full corporate power and corporate authority to make, execute, deliver and perform this Agreement, and this Agreement has been duly authorized and approved by all required corporate action of Buyer.


5.2   Authority of Buyer. Buyer has all requisite corporate power and authority
      ------------------
to execute and deliver this Agreement and the other agreements required to be executed and delivered by it hereunder (this Agreement and such other agreements being hereinafter called the "Buyer's Documents") and to carry out the transactions contemplated hereby. The Buyer's Documents will be valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms. No consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority, or any consent, authorization or approval of any other third party, is necessary in order to enable Buyer to enter into and perform its obligations under the Buyer's Documents, and neither the execution and delivery of Seller's Documents nor the consummation of the transactions contemplated thereby will conflict with, result in a violation of, or constitute a breach of any provision of the Certificate of Incorporation or By-Laws of Buyer.


5.3   Litigation. There is no claim, action, proceeding or investigation pending
      ----------
or threatened against or relating to Buyer before any court or governmental or regulatory authority or body with respect to which there is a substantial possibility of a determination which would (a) have a Material Adverse Effect on the operations or financial condition of Buyer, or (b) prevent or delay the transactions contemplated by this Agreement; and Buyer is not subject to any outstanding order, writ, injunction or decree which (x) materially affects its operations or (y) would prevent or delay the transactions contemplated by this Agreement.

5.4   Broker's or Finder's Fees.  No agent, broker, person or firm acting on
      -------------------------
behalf of Buyer
is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

5.5   Disclosure. No representation or warranty by Buyer in this Agreement, nor
      ----------
any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement, nor any document or certificate delivered to Seller by Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.


                                  ARTICLE VI

                         COVENANTS OF SELLER AND BUYER
                         -----------------------------

Seller and Buyer hereby represent and covenant as follows:

6.1   Operation in Ordinary Course.  From the date hereof to the Closing Date,
      ----------------------------
Seller shall, with regard to its operations at the Facility (i) conduct its business only in the ordinary course and in substantially the same manner as conducted as of July 31, 2001, (ii) preserve its business organization intact and use reasonable efforts to retain the services of its present key employees, purchasing and sales personnel and representatives, (iii) use reasonable efforts to preserve its favorable relation with its employees, customers, suppliers and others having business relations with it, (iv) comply with all Laws in all Material respects, (v) not enter into, amend in any Material respect or terminate any Material lease, contract, or agreement absent the written consent of Buyer (and as to any such lease, contract, or agreement which is not Material, to only do so in the ordinary course of business), (vi) conduct its business in such a manner so that the representations and warranties contained in Article IV shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, (vii) refrain from incurring any Material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (viii) prevent any of the Purchased Assets from being subjected to any Lien, (ix) refrain from selling, transferring, encumbering or otherwise disposing of any of the Purchased Assets as reflected in Seller Financial Documents except product Inventory sold in the ordinary course of business or other inventory consumed in the ordinary course,
(x) maintain all of the property, plant and equipment at the Facility that is included as part of the Purchased Assets in good operating condition, normal wear and tear excluded, (xi) refrain from making or permitting any amendment or termination of any Material contract, agreement or license which is included within the Purchased Assets or Other Assumed Obligations absent the prior written consent of Buyer (and as to any of the foregoing in this clause (xi) which is not Material, to only do so in the ordinary course of business), (xii) refrain from entering into any Material agreement or arrangement granting any preferential rights to purchase any of Seller's assets or properties which constitute any of the Purchased Assets or requiring the consent of any party to the transfer and assignment of any of Seller's assets or properties which constitute any of the Purchased Assets (and as to any of the foregoing in this clause (xii) which is not Material, to only do so in the ordinary course of business), (xiii) refrain from granting any increase in the rate of wages, salaries, bonuses or other remuneration of any employee, except in the ordinary course of business, (xiv) refrain from canceling or waiving any claims or rights of substantial value, (xviii) refrain from making any change in any method of accounting or auditing practice, or (xix) refrain from agreeing, whether or not in writing, to do any of the foregoing.


6.2   Notice of Events. Prior to the Closing, Seller shall promptly notify Buyer
      ----------------
of (i) any event, occurrence, transaction or other item which would have been required to have been disclosed on any Schedule hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of Seller false or incorrect, and (ii) any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against Seller or any officer, director, employee, consultant, agent or shareholder of Seller with respect to the affairs of Seller relating to the Facility.

6.3  Exclusive Dealing.  During the period from the date of this Agreement to
     -----------------
the Closing Date, neither Seller nor any of its representatives, directors, officers, stockholders, agents or affiliates will (i) entertain or discuss a possible sale, lease or other disposition of the Facility or any of the Purchased Assets thereof or any material business opportunity (individually or collectively) historically engaged in by Seller at the Facility or any interest therein with any other party or provide any information to any other party in connection therewith other than as required in the discharge of the fiduciary duties of Birmingham Steel's Board of Directors under Delaware law and with prior notice to Buyer, or (ii) disclose to any other party (other than Ivaco, Inc., Seller's lenders, and as required for compliance with the HSR Act and securities laws applicable to Birmingham Steel) the contents of this Agreement or the details of the transactions set forth herein. In addition but not in substitution of the exclusivity provisions of this Section, Seller acknowledges the substantial resources that Buyer has and will continue to expend to work towards the consummation of this transaction, and that Buyer may forego or defer other strategic opportunities in the interim. Accordingly, as a material inducement to Buyer entering into this Agreement, expending the resources necessary to work towards the consummation of this transaction, and Buyer's possible foregoing or deferring of other strategic opportunities, Seller agrees that if it sells or transfers all or a material part of the Facility or its assets, or transfers or sells Birmingham Southeast or a material interest therein to any third party (or enters into an agreement (including a term sheet, memorandum of understanding, letter of intent or similar document) to do any of the foregoing) on or before June 30, 2002, and where the anticipated consideration is greater than the consideration to be paid under Article II of this Agreement, then Seller will owe Buyer the sum of Three Million Dollars ($3 million); provided, however, that such fee shall be payable only if Seller actually closes such transaction (even if such closing occurs after June 30, 2002). The foregoing will not be payable by Seller if Buyer terminates this Agreement without cause. Seller acknowledges and agrees that this sum represents the reasonable value of the effort that Buyer will expend in this transaction (a determination of an exact value being difficult or impossible to calculate), that this sum is not a penalty or forfeiture of any kind, and that Buyer would not have entered into this Agreement but for Seller's agreement with this provision.

6.4  Right of First Refusal.  In the event that prior to the Closing, (i) Seller
     ----------------------
terminates this Agreement without cause, and (ii) within one (1) year subsequent to the date of termination Seller receives an offer from a third party, which Seller is willing to accept, for the acquisition of all or a material part of the Facility or its assets, or the acquisition of Birmingham Southeast or a material interest therein, then prior to such offer being accepted, Seller shall provide prompt written notice to Buyer of such offer, including all terms thereof. Then, in addition to (and not in election of) any other remedy available to Buyer, Buyer shall have fifteen (15) days following its receipt of such notice from Seller to notify Seller that it will effect such purchase on the terms contained in the offer, in which case Seller will enter into the transaction with Buyer on such terms. In the event that Buyer fails to deliver to Seller notice of its exercise of this right of first refusal prior to midnight on the fifteenth (15/th/) day (such delivery to be in conformity with Section 13.3 below), then this right of first refusal shall expire.

6.5  Examinations and Investigations.  Prior to the Closing Date, Seller agrees
     -------------------------------
that Buyer shall be entitled, through its employees and representatives, including, without limitation, Smith, Gambrell & Russell, LLP and Buyer's accountants, to make such investigation of the assets, properties, business and operations of Seller relating to the Facility and the business of Seller conducted therefrom, and such examination of the books, records and financial condition of Seller relating to the Facility and the business of Seller conducted therefrom, as Buyer wishes. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances with reasonable notice and in accordance with Seller's normal operating schedule, and Seller shall cooperate fully therein. No investigation by Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller under this Agreement. In order that Buyer may have full opportunity to make such business, accounting and legal review, examination or investigation as it may wish of the business and affairs of Seller, Seller shall furnish, and shall cause Seller to furnish, the representatives of Buyer during such period with all such information and copies of such documents concerning the affairs of Seller as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination. If this Agreement terminates, Buyer and its respective affiliates shall keep confidential and shall not use in any manner any information or documents obtained from Seller concerning its assets, properties, business and operations, for a period of twenty-four (24) months. If this Agreement terminates, any documents obtained from Seller shall be returned to Seller or destroyed.

6.6  Payment of Seller's Obligations.  With the exception of the Assumed
     -------------------------------
Liabilities, Seller covenants to pay, fulfill, perform, and discharge as and when the same are due, all indebtedness, payables, duties and obligations of every and any nature whatsoever arising from the acts and omissions of Seller, its business activities and transactions whether relating to the Facility or otherwise, and from any state of facts in existence prior to the Closing which could in any way give rise to a claim against Buyer, its assets, or the Purchased Assets.

6.7  Employee Matters.  Seller and Buyer contemplate that this Agreement will
     ----------------
not interrupt operations at the Facility and that Buyer will continue to operate the Facility after Closing with substantially the same workforce Seller employed at the Facility on the date of Closing. From the date hereof through the Closing Date, Seller will provide Buyer with the opportunity to conduct interviews and extend offers of employment to the employees of Seller who are employed at the Facility. On or prior to the Closing, Buyer shall provide Seller with a list of such employees that Buyer desires to employ at the Facility. Effective as of the Closing, Seller will release all such employees except the employees listed on
Schedule 6.7 annexed hereto, such that they will be available for hire by Buyer.
- ------------
All employer responsibilities arising prior to such release pursuant to the Worker Adjustment and Retraining Notification Act (and any other applicable law, rule or regulation pertaining to the termination of any of its employees) shall be the responsibility of Seller, and Seller agrees to discharge all such responsibilities. Nothing herein express or implied confers upon any employee or former employee of Seller any right to become employed by Buyer or to continue in Buyer's employment for any period. Nothing herein express or implied confers upon any employee or former employee of Seller any rights or remedies of any nature, kind or character whatsoever under or by reason of this provision. Seller covenants to hold Buyer harmless from and against all direct and indirect costs, expenses and liabilities of any sort arising from or relating to any claims by or on behalf of present or former employees of Seller employed at the Facility in respect to any and all matters arising or incurred prior to the release of employees contemplated hereby and in respect to severance pay or termination pay and similar obligations relating to the termination of such employees' employment with Seller. Buyer covenants to hire sufficient numbers of Seller's personnel at the Facility such that Seller shall not have been subject to the notification requirements of the Worker Adjustment and Retraining Notification Act in connection with the transactions contemplated hereby. In addition, Buyer covenants to hold Seller harmless from and against all direct and indirect costs, expenses and liabilities of any sort arising from or relating to any claims by or on behalf of employees hired by Buyer at the Facility (and which arise out of the course and scope of their employment by Buyer), where the claim is against Buyer, and the claim first accrues subsequent to the hiring of the applicable employee by Buyer.


6.8  Consents; Cooperation.
     ---------------------

     (a) Seller will use its reasonable efforts and Buyer will provide reasonable cooperation to Seller such that Seller may obtain all consents that may be required from parties to those Contracts listed on Schedule 4.11 annexed
                                                          -------------
hereto and those leases listed on Schedule 4.12 annexed hereto which are being
                                  -------------
assigned to Buyer by Seller either as part of the Purchased Assets or the Other Assumed Obligations. In addition, Seller will provide reasonable cooperation to Buyer with regard to Buyer's efforts to buy-out or assume the Rolling Mill Lease, the Continuous Caster Lease, the Development Authority Equipment Lease and the Development Authority Real Property Lease as defined and set forth in
Section 7.5 below.

     (b) Buyer and Seller will cooperate with each other and will cause their respective officers, employees, agents, auditors and representatives to cooperate with each other to ensure the orderly transition of ownership of the Purchased Assets and Other Assumed Obligations from Seller to Buyer and to minimize any disruption to the business being conducted at the Facility that might result from the transfer contemplated hereby.

6.9  Further Assurances.  Seller covenants and agrees that from and after the
     ------------------
Closing it will execute, deliver and acknowledge (or cause to be executed, delivered and acknowledged), from time to time at the request of Buyer and without further consideration, all such further instruments and take all such further action as may be reasonably necessary or appropriate to transfer more effectively to Buyer, or to perfect or record Buyer's title to or interest in or to enable Buyer to use, the Purchased Assets, or otherwise to confirm or carry out the provisions and intent of this Agreement.

6.10  Bulk Transfer Laws.  Buyer agrees to waive compliance with any applicable
      ------------------
bulk transfer laws.


6.11  Publicity.  Prior to the Closing neither Seller nor Buyer, nor their
      ---------
respective affiliates, shareholders or representatives will make any press release or public announcement concerning the existence of this Agreement or of the transactions contemplated hereby without the prior written approval of the other parties hereto, except as required by law, regulation, or stock exchange rule; provided that any party required to make a press release or public announcement pursuant to law, regulation or stock exchange rule shall give prior notice to the other party and a reasonable opportunity for the other party to review and comment on such press release or public announcement.

6.12  Collection of Accounts Receivable.  Buyer will agree to act as Seller's
      ---------------------------------
agent to collect Seller's accounts receivable that exist on the Closing Date related to the Facility (the "Seller Facility Accounts Receivable") provided that Buyer's activities (i) would not include pursuing any trade debtors for the judicial collection of any disputed or delinquent accounts receivable or (ii) continuing to collect any accounts receivable that remain outstanding more than one hundred twenty (120) days subsequent to the Closing. To the extent Buyer receives any payments on such accounts receivable (including but not limited to payments based on the sale of consigned inventory), Buyer will promptly remit such amounts to Seller. Upon the expiration of the one hundred twenty (120) day period, Buyer shall return any data and information relating to the Seller Facility Accounts Receivable to Seller. Seller agrees to notify Buyer, in writing, of all amounts Seller receives on a daily basis from the Seller Facility Accounts Receivable. To the extent Seller receives any payments pertaining to the operations of the Facility that are not part of the Seller Facility Accounts Receivable, or that are due Buyer on accounts receivable that arise after the Closing Date, Seller will promptly remit them to Buyer, in cash and without charge. For purposes of determining whether any payments received by a party belong to Buyer or Seller, if the remittance advice accompanying such payment specifies that it is for a particular invoice, then the payment belongs to the party (Buyer or Seller, as applicable) who generated that invoice regardless of when Buyer or Seller receives the payment. If the payment contains no remittance advice from which it can be determined whether the payment is for a Buyer generated invoice (for goods and/or services sold or rendered on or subsequent to the Closing) or a Seller generated invoice (for goods and/or services sold or rendered prior to the Closing), then, during the aforesaid one hundred twenty (120) day period, any payments received by either Buyer or Seller from customers of both Buyer and Seller who obtained goods and/or services from the Facility shall be deemed to belong to Seller if Seller has outstanding and unpaid invoices with such customer (that are not subject to a bona fide dispute with such customer), and otherwise to Buyer; provided, however, if, during the aforesaid one hundred twenty (120) day period, Seller notifies Buyer that customers of the Facility accounts receivable are past due (that is, they have not been paid within sixty (60) days of their invoice date), then all amounts received by Buyer for shipments made after receipt of such notice for the remaining portion of said one hundred twenty (120) day period shall be deemed to belong to Seller so long as Seller has outstanding and unpaid invoices with such customer (that are not subject to a bona fide dispute with such customer). After such one hundred twenty (120) day period, any payments received by either Buyer or Seller from customers of either Buyer or Seller who obtained goods and/or services from the Facility shall be deemed to belong to the recipient if the recipient has outstanding and unpaid invoices (that are not subject to a bona fide dispute with such customer), and otherwise to Buyer.

6.13  Outstanding Vacation Benefits.  Seller will pay, prior to the Closing, all
      -----------------------------
outstanding vacation benefits to its employees at the Facility earned for periods prior to January 1, 2001. In the Closing Settlement Statement, Buyer will receive a pro-rata credit for all outstanding vacation benefits for the period commencing January 1, 2001 through the Closing Date with regard to all employees at the Facility which Buyer chooses to hire as of the Closing Date.

6.14  Customer Rebates. The parties agree that the Closing Settlement Statement
      ----------------
will also provide an equitable allocation of customer rebates between Seller and Buyer. The allocation in favor of Buyer shall be a purchase price credit on the Closing Settlement Statement.

6.15  Utility and Other Prorations.  The parties acknowledge their intent that
      ----------------------------
various utility and other service provider charges for services rendered to the Facility will be prorated between Buyer and Seller as of the Closing Date, but that the exact amount of this proration will not be known. Accordingly, these prorations will be reflected on the Closing Settlement Statement based on the preceding invoices for utility and service providers with an appropriate adjustment being made when the adjustment calculations and determinations under
Section 2.5(b) above are prepared.

6.16  Fees and Expenses.  Seller and Buyer will each pay their respective fees
      -----------------
and expenses (including the fees and expenses of legal counsel, investment bankers, brokers or other representatives or consultants) in connection with the transaction contemplated hereby, except for the fees and expenses in connection with compliance with the HSR Act (which are paid as provided in Section 6.18 below), and the payment by Seller to Buyer of the inducement fee as provided in
Section 6.3 above.

6.17  Duty to Update Schedules.  Seller shall have a continuing obligation to
      ------------------------
promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. The delivery of any information pursuant to this Section 6.17 shall not constitute a waiver by Buyer of any of its conditions to its obligations to close under Article VII below, and any and all adverse changes contained in any such notices shall be considered in the determination of whether the conditions set forth in Article VII are met. If any fact, circumstance or development so disclosed requires any change in the Schedules, or if any such fact, circumstance or development would require such a change assuming the Schedules were dated as of the date of the occurrence, existence or discovery of such fact, circumstance or development, then Seller shall promptly deliver to Buyer a modification to the Schedules specifying such change (the "Modified Schedules"). Upon receipt of any such Modified Schedules from Seller, Buyer shall have the right to terminate this Agreement by giving notice in accordance with
Section 13.3 hereof within ten (10) business days following delivery of the Modified Schedules to Buyer, provided, however, that Buyer shall have such a termination right only if the updated information contained on the Modified Schedules creates a Materially adverse exception to the representations and warranties of Seller under this Agreement or results in a Materially adverse burden on Buyer as to the operations of the Facility or the use and enjoyment thereof, or otherwise results in a Material Adverse Effect on Buyer as a result of changes in the Purchased Assets or Assumed Liabilities.

6.18  HSR Act.  If necessary, each party agrees to cause its representatives to
      -------
file all documents and information required under the HSR Act, and to take such actions as are necessary and reasonably practicable to cause the early termination of the applicable waiting period under the HSR Act. In connection therewith, all filing fees and expenses of such compliance shall be shared by Seller and Buyer on a 50:50 basis. All other non-filing fees and expenses of such compliance shall be borne by the party incurring same.

6.19  Consummation of Lease Agreements.  Buyer and Seller agree to take all
      --------------------------------
reasonable efforts to consummate the agreements with the lessors with regard to the Equipment Leases and the Development Authority Leases.

6.20  Environmental Restrictions.  Buyer recognizes and acknowledges that the
      --------------------------
Facility has been and is currently used for industrial purposes. Buyer agrees to indemnify Seller for any environmental remediation obligations accruing to Seller resulting from (i) Buyer's change of the use of the Facility (e.g., to commercial or residential) subsequent to the Closing; or (ii) Buyer's voluntary election to treat, store, or dispose of "hazardous waste" (as that term is defined under the Environmental Laws) in a manner that would require the issuance of a hazardous waste management permit or require corrective action at the Facility under Section 3004(u) of the Resource Conservation and Recovery Act of 1976, as amended or the Georgia Hazardous Waste Management Act, as amended at any time subsequent to the Closing. Buyer agrees that it will not take any action with the intent or purpose of imposing upon Seller environmental obligations or costs.


                                  ARTICLE VII

                             CONDITIONS PRECEDENT

                      TO THE OBLIGATION OF BUYER TO CLOSE
                      -----------------------------------

     The obligation of Buyer to enter into and complete the Closing is subject, at its option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by it only in writing:

7.1  Representations and Covenants.  The representations and warranties of
     -----------------------------
Seller contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Seller shall have performed and complied with all covenants and agreements (including, without limitation, those contained in Article VI) required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date. Seller shall have each delivered to Buyer a certificate, dated the Closing Date, to the foregoing effect signed by the Chief Executive Officer and President of Seller.

7.2   Seller's Assurances and COBRA Compliance. Seller shall provide assurances
      ----------------------------------------
to Buyer, which are satisfactory to Buyer in Buyer's reasonable discretion that
(i) adequate provisions have been made by Seller to discharge all run-out medical claims for employees at the Facility whether or not hired by Buyer, and
(ii) that Seller or a member of its control group will be able to discharge all "COBRA" responsibilities for those persons who were employed by Seller at the Facility as of the Closing Date.


7.3   Condition of Property, Plant and Equipment; Location of Purchased Assets.
      ------------------------------------------------------------------------
All of the Purchased Assets comprised of property, plant and equipment are Materially the same as reflected in Seller Financial Documents, and there is no Materially adverse change in the value of such property, plant and equipment (other than accumulated depreciation) from the date of Seller Financial Documents to the Closing Date. All of the Purchased Assets shall be located at the Facility as of the Closing Date.

7.4   Environmental Status of Facility.  There is no environmental condition
      --------------------------------
concerning the Facility that would reasonably be expected to impose a Material liability upon Buyer, or Materially impact Buyer's use and enjoyment of the Facility subsequent to Closing.

7.5   Litigation. No action, suit or proceeding shall have been instituted
      ----------
before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages or a discovery order in connection with such transactions, or that has or could reasonably be expected to have, in the opinion of Buyer, a Materially Adverse Effect on the assets, properties, business, operations or financial condition of the business operated at the Facility which is being acquired by Buyer pursuant to this Agreement.


7.6   Governmental Permits and Approvals.  All Permits and approvals from the
      ----------------------------------
governmental or regulatory bodies required for the lawful consummation of the Closing and the continued operation of the Facility by Buyer after the Closing (and set forth on Schedule 7.6 annexed hereto) shall have been obtained,
                  ------------
including termination or early termination of the waiting period prescribed by the HSR Act, and all necessary governmental consents to the continuation of operational Permits (environmental or otherwise) which otherwise may be affected by Buyer's acquisition of the Purchased Assets, except where the failure to be so obtained would not be expected to have a Material Adverse Effect upon the Purchased Assets or Buyer's use and enjoyment thereof subsequent to Closing.


7.7   Resolutions.  There shall have been delivered to Buyer a copy of the
      -----------
resolutions duly adopted by the board of directors of each Seller, certified accurate by an executive officer of each Seller as of the Closing Date, authorizing and approving the execution and delivery by each Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby. Buyer's board of directors shall have also authorized and approved the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby.


7.8   Good Standing Certificates, etc.  Seller shall have delivered all such
      -------------------------------
certified resolutions, certificates, documents or instruments with respect to Seller's corporate existence and authority as Buyer's counsel may have reasonably requested on or prior to the Closing Date.


7.9   Third Party Consents. All consents, permits, waivers and approvals from
      --------------------
parties that may be required to transfer to Buyer the Contracts and leases included in the Purchased Assets and Assumed Liabilities (without material modification after the Closing) shall have been obtained (with satisfactory written evidence thereof, and in recordable form where necessary, to be furnished to Buyer at the Closing). A list of all such consents and approvals deemed applicable to this Section is set forth in Schedule 7.9 annexed hereto.
                                                  ------------

7.10  Estoppel Certificates. Buyer shall have received such estoppel
      ---------------------
certificates from parties to any or all of the leases, purchase options and options to sell as Buyer may reasonably request.

7.11  Opinions of Seller's Counsel.  Buyer shall have received the opinion of
      ----------------------------
Seller's counsel, Burr & Forman, LLP, substantially in the form attached hereto as Exhibit I.
   ---------

7.12  No Material Adverse Change. In addition to the provisions of Section 7.3
      --------------------------
above, prior to the Closing Date, and since the date hereof, there shall be no Material Adverse Change in the assets or liabilities, the business or condition, (financial or otherwise) of the business conducted at the Facility regardless of reason, including, but not limited, to those changes that are as a result of any legislative or regulatory change, revocation of any license or rights to do business, failure to obtain any environmental permits at the normal time or in the manner applied for by Seller, fire, explosion, accident, casualty, storm, condemnation, or act of God or other public force or otherwise, including but not limited to any accident or casualty from radioactive sources. Seller shall have delivered to Buyer a certificate, dated the Closing Date, to the foregoing effect signed by the chief executives and chief financial officers of Seller.


7.13  Lenders Consent. To the extent said consent is required, Buyer shall have
      ---------------
received the consent of its lenders to consummate the transaction contemplated hereby; provided, however, Buyer agrees to use its best efforts to obtain such consent.


7.14  Agreements With Lessor.  Buyer shall have received the unconditional
      ----------------------
consent from the lessor under the Development Authority Leases to the transfer by Seller to Buyer of all of Seller's interest in the Development Authority Leases.

                                 ARTICLE VIII

           CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE
           ---------------------------------------------------------


      The obligation of Seller to enter into and complete the Closing is subject, at Seller's option, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Seller only in writing:

8.1   Representations and Covenants. The representations and warranties of Buyer
      -----------------------------
contained in this Agreement shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall deliver to Seller a certificate dated the Closing Date to the foregoing effect signed by an executive officer of Buyer.


8.2   Litigation. No action, suit or proceeding shall have been instituted
      ----------
before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transaction, or that has or is reasonably expected to have, in the opinion of Seller, a Material Adverse Effect on the assets, properties, business, operations or financial condition of Seller.


8.3   Governmental and Third Party Permits and Approvals. All permits and
      --------------------------------------------------
approvals set forth on Schedules 7.6 and 7.9, along with those additional
                       -------------     ---
approvals set forth on Schedule 8.3, annexed hereto shall have been obtained,
                       ------------
including termination or early termination of the waiting period prescribed by the HSR Act.


8.4   Resolutions. There shall have been delivered to Seller a copy of the
      -----------
resolutions duly adopted by the board of directors of Buyer, certified accurate by the Secretary of Buyer as of the Closing Date, authorizing and approving the execution and delivery by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated hereby.


8.5   Good Standing Certificates, etc. Buyer shall have delivered all such
      -------------------------------
certified resolutions, certificates, documents or instruments with respect to Buyer's corporate existence and authority as Seller's counsel may have reasonably requested prior to the Closing Date.

8.6   Opinion of Buyer's Counsel. Seller shall have received an opinion of
      --------------------------
Smith, Gambrell & Russell, LLP, counsel to Buyer, substantially in the form attached hereto as Exhibit J.
                   ---------


8.7   Lender Consent. The Seller shall have received the consent of its lenders
      --------------
to consummate the transactions contemplated hereby; provided, however, Seller shall use its best efforts to obtain such consent.

                                  ARTICLE IX

        CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PARTIES TO CLOSE
        --------------------------------------------------------------

The obligations of Buyer and Seller to close the transactions contemplated by this Agreement are also subject to the contemporaneous closing of the transactions for the re-negotiation or pay-off of the following leases with the lessors specified below:

      (i) That certain Equipment Lease Agreement dated as of June 29, 1999 by and among First Security Bank, National Association, Birmingham Southeast, LLC and Birmingham Steel Corporation along with the Trust and Participation Agreements relating thereto (the "Rolling Mill Lease");

      (ii) That certain Equipment Lease Agreement dated as of December 31, 1998 by and among Nationsbanc Leasing Corporation, Birmingham Southeast, LLC and Birmingham Steel Corporation (the "Continuous Caster Lease");

      (iii) That certain Lease Agreement (Equipment) between the Development Authority of Bartow County and Birmingham Southeast, LLC dated as of December 1, 1998, as amended by that certain Amendment to Equipment Lease Agreement dated as of June 17, 1999 (the "Development Authority Equipment Lease"); and

      (iv) That certain Lease Agreement (Real Property) between the Development Authority of Bartow County and Birmingham Southeast, LLC dated as of December 1, 1998 (the "Development Authority Real Property Lease").

The Rolling Mill Lease and the Continuous Caster Lease are collectively referred to as the "Equipment Leases." The Development Authority Equipment Lease and the Development Authority Real Property Lease are collectively referred to as the "Development Authority Leases." In the event that any of the Equipment Leases or the Development Authority Leases are renegotiated or assumed rather than paid off, and if such renegotiation or assumption does not include the full release of Birmingham Steel from liability under the Equipment Leases and the Development Authority Leases, then Buyer will agree to indemnify and hold Seller harmless for any liabilities under such leases first arising subsequent to the Closing Date as set forth in Section 11.4 below.

                                   ARTICLE X

                      ACTIONS TO BE TAKEN AT THE CLOSING
                      ----------------------------------


      The following actions shall be taken at the Closing, each of which shall be conditioned on completion of all the others and all of which shall be deemed to have taken place simultaneously:

10.1  Instruments of Conveyance.  Seller shall have executed and delivered, or
      -------------------------
caused to be executed and delivered, to Buyer the Assignment and Bill of Sale, and such other vehicle titles, bills of sale, assignments of contracts and other such documents and instruments as Buyer's counsel may deem necessary to convey the Purchased Assets to Buyer.


10.2  Instruments of Assumption.  Buyer shall have executed and delivered, or
      -------------------------
caused to be executed and delivered, to Seller the Assignment and Assumption Agreement whereby Buyer assumes the Assumed Liabilities.


10.3  Closing Settlement Statement. The Closing Settlement Statement shall have
      ----------------------------
been determined and executed by the parties, and the Cash Consideration shall be paid to Seller and, as applicable, to the Indemnification Escrow Agent as provided for in Section 11.3 below. In addition, if applicable, the Disputed Purchase Price Amount shall be paid to the Adjustment Escrow Agent (as defined in the Adjustment Escrow Agreement).

10.4  Adjustment Escrow Agreement and Indemnification Escrow Agreement. If
      ----------------------------------------------------------------
required by the terms of Section 2.5 above the Adjustment Escrow Agreement shall be executed and delivered. In addition, the Indemnification Escrow Agreement shall be executed and delivered.


10.5  Closing Certificate of Seller. Each Seller shall deliver to Buyer a
      -----------------------------
closing certificate signed by an executive officer of Seller, dated the Closing Date, confirming the matters referred to in Sections 7.1 and 7.8.


10.6  Closing Certificate of Buyer.  Buyer shall deliver to Seller a closing
      ----------------------------
certificate signed by an executive officer of Buyer, dated the Closing Date, confirming the matters referred to in Sections 8.1 and 8.4.

10.7  Open Orders.  Seller shall deliver to Buyer a complete and accurate list
      -----------
describing all open purchase orders, as of the close of business on the date preceding the Closing Date pursuant to which Seller is obligated to purchase goods with respect to the operations at the Facility, and a complete and accurate list describing all open sales orders issued by Seller and all open purchase orders issued by third parties and accepted by Seller, as of the close of business on the date preceding the Closing Date, pursuant to which Seller is obligated to sell any of its inventory, each list being certified accurate by Seller.


10.8  Other Documents and Certificates. Buyer and Seller shall deliver, or with
      --------------------------------
respect to Seller cause Seller to deliver, certificates, agreements, permits, approvals and other documents reasonably requested by counsel for Buyer or Seller, as the case may be, to satisfy, or to evidence the satisfaction of, as the case may be, the conditions precedent to the Closing set forth in Articles VII and VIII.


                                  ARTICLE XI

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
          -----------------------------------------------------------


11.1  Survival of Representations and Warranties.
      ------------------------------------------

      (a) The representations and warranties of Seller contained in Article IV of this Agreement (other than those made in Sections 4.2, 4.7, and 4.9 (but only as to environmental matters)), shall survive for a period of twenty-four (24) months subsequent the Closing. The representations and warranties of Seller contained in Sections 4.2 and 4.7 shall survive the Closing until the expiration of the applicable statutory period of limitations. The representations and warranties of Seller contained in Section 4.10 as to environmental matters shall survive the Closing until December 31, 2006.

      (b) The representations and warranties of Buyer contained in Article V of this Agreement (other than those made in Section 5.2) shall survive for a period of twenty-four (24) months subsequent the Closing. The representations and warranties of Buyer contained in Section

5.2 shall survive the Closing until the expiration of the applicable statutory period of limitations.

      (c) Any Notice of Claims for indemnification with respect to any breach of any representation or warranty contained in Articles IV or V will be given within the period specified therefor in clause (a) or (b) above, as applicable, and will specifically identify the particular breach and the underlying facts on which the claim is based and certify that a loss relating to, resulting from or arising out of such breach has been or may reasonably be expected to be suffered by one or more of the party or its representative giving such notice. Any claim with respect to any breach of any representation or warranty contained in Articles IV or V as to which timely notice complying with the foregoing sentence has not been given may not be pursued and is hereby irrevocably waived.

      (d) Nothing contained in this Section 11.1 shall be read to impose any time limitation on either parties' right to seek indemnification on a basis other than the breach of a representation or warranty contained in Articles IV or V.

      (e) Any claim timely made will not be affected by the subsequent expiration of the period of survival.

11.2  Indemnity Agreement of Seller.  From and after the Closing, Seller shall
      -----------------------------
defend, indemnify and hold harmless Buyer, its affiliates (and their respective directors, officers, employees, agents, successors and assigns) from and against any and all direct or indirect requests, demands, claims, payments, defenses, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, actions, liens, causes of action, suits, proceedings, judgments, losses, damages, liabilities, costs, and expenses of any nature, kind or character, including court costs and attorneys' fees (collectively, "Claims") asserted against, imposed upon or incurred by Buyer, its affiliates or any of their respective directors, officers, employees, agents, successors or assigns by reason of, resulting from, arising out of, based upon, awarded or asserted against in respect of or otherwise in respect of:

      (a) (i) The operation of Seller's business at the Facility or the use of the Purchased

Assets at any time on or before the Closing Date unless specifically assumed by Buyer pursuant to this Agreement, (ii) any actual or alleged negligent, illegal, unjustified or wrongful act or omission of Seller, or (iii) any other liabilities of Seller that are not specifically assumed by Buyer pursuant to this Agreement;


     (b) any breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller contained in this Agreement, or any misrepresentation in or omission from or nonfulfillment of any covenant on the part of Seller contained in any other agreement, certificate or other instrument furnished or to be furnished to Buyer by Seller pursuant to this Agreement; and


     (c) any intentional or unintentional failure to comply with any bulk sales laws applicable to the transactions contemplated hereby.


Additionally, Seller shall defend, indemnify and hold Buyer harmless from and against any and all liabilities or obligations relating to the Facility or the operation thereof (whether long term or current, and whether accrued, absolute or contingent, and regardless of Materiality) that imposes any transferee or successor liability upon Buyer other than the Assumed Liabilities.


Buyer's remedies under this Section 11.2 constitute the sole and exclusive remedies available to Buyer for claims against Seller with respect to matters addressed in this Agreement. Buyer expressly waives any rights it may have to make a claim against Seller pursuant to any constitutional, statutory, or common law authorities. The foregoing shall not apply to claims arising out of or relating to: (i) fraud or intentional misrepresentation, (ii) claims made by Buyer arising out of or relating to a breach or alleged breach by Seller of the representations and warranties of Seller contained in Sections 4.2 (Authority of Seller) and 4.3 (Liens and Good Title) hereof.


Nothing in this Agreement shall limit, compromise or preclude any claims that Seller may have under statutory or common law or by contract against any third party for any contamination at the Facility.


11.3  Indemnification Escrow Fund. In order to provide a non-exclusive source of
      ----------------------------
funds for purposes of Seller's indemnification obligations, at the Closing, Three Million Dollars ($3,000,000) of the Cash Consideration (which shall be the non-exclusive "Indemnification Escrow Fund") shall be withheld from Seller and instead shall be paid to the Indemnification Escrow Agent as defined and identified in the Indemnification Escrow Agreement. The Indemnification Escrow Fund shall be held and administered pursuant to the terms of this Agreement and the Indemnification Escrow Agreement in substantially the form attached hereto as Exhibit K (the "Indemnification Escrow Agreement").
   ---------
11.4  Indemnity Agreement of Buyer  From and after the Closing, Buyer shall
      ----------------------------
defend, indemnify and hold harmless Seller, its affiliates (and their respective directors, officers, employees, agents, successors and assigns) from and against any and all Claims asserted against, imposed upon or incurred by Seller or its directors, officers, employees, agents, affiliates, successors or assigns, by reason of, resulting from, arising out of, based upon, awarded or asserted against in respect of or otherwise in respect of:


      (a) Any breach of any representation and warranty or non-fulfillment of any covenant or agreement on the part of Buyer contained in this Agreement, or any misrepresentation in or omission from or non-fulfillment of any covenant on the part of Buyer contained in any other agreement, certificate or other instrument furnished or to be furnished to Seller by Buyer pursuant to this Agreement; or


      (b) Buyer's failure to comply, pay, perform or otherwise comply with the Assumed Liabilities or any other liability or obligation specifically and expressly assumed by Buyer at the Closing;

      (c) Buyer's failure to indemnify and hold Seller harmless for any liabilities under the Equipment Leases and the Development Authority Leases; or

      (d) any event or circumstance first arising out of or relating to Buyer's conduct of its business at the Facility subsequent to the Closing Date, including but not limited to matters dealing with Buyer's employees at the Facility.


11.5  Indemnification Procedure.
      -------------------------


      (a) Upon obtaining knowledge thereof, the party to be indemnified hereunder (the "Indemnitee") shall promptly notify the indemnifying party hereunder (the "Indemnitor") in writing of any Claim which the Indemnitee has determined has given or could give rise to a claim for which indemnification rights are granted hereunder (such written notice referred to as the "Notice of Claim"); provided, however, that the giving of a Notice of Claim shall not be a condition precedent to any liability of the Indemnitor under the provisions for indemnification contained in this Agreement, unless (and only to the extent that) failure to give such notice materially prejudices the rights of the Indemnitor with respect to the applicable matter. The Notice of Claim shall specify, in all reasonable detail, the nature and estimated amount of any such claim giving rise to a right of indemnification.


      (b) With respect to any matter set forth in a Notice of Claim relating to a third party claim, the Indemnitor may compromise or defend, at the Indemnitor's own expense, and by the Indemnitor's own counsel (which counsel shall be subject to the Indemnitee's reasonable approval), any such manner involving the asserted liability of the Indemnitee; provided, however, that no compromise or settlement thereof may be effected by the Indemnitor without the Indemnitee's consent (which shall in any event not be unreasonably withheld) unless there is no finding or admission of any violation of law by the Indemnitee or any violation of the rights of any person by the Indemnitee and no effect on any other claims that may be made against the Indemnitee and the sole relief provided is monetary damages that are paid in full by the Indemnitor. If the Indemnitor elects not to compromise or defend such matter, then the Indemnitee, at the Indemnitor's expense but by the Indemnitee's own counsel, may defend such matter but regardless of whether or not the Indemnitor assumes the defense of any such action the Indemnitee may not compromise the defense of any such matter without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, and the Indemnitor shall have no liability with respect to any such matter, the defense of which is compromised without the Indemnitor's consent (unless such consent was unreasonably withheld). In any event, the Indemnitee, the Indemnitor and the Indemnitor's counsel (and, if applicable, the Indemnitee's counsel) shall cooperate in good faith in the compromise of, or the defense against, any such asserted liability. If the Indemnitor chooses to defend any claim, the Indemnitee shall make available to the Indemnitor any books, records, or other documents within its control that are reasonably necessary or appropriate for such defense.


      (c) Notwithstanding the foregoing, if there is a reasonable probability that a third party claim for which Seller has granted indemnification rights to Buyer hereunder will materially and adversely affect Buyer or Buyer's use and enjoyment of the Facility after the Closing Date other than as a result of money damages or other payments Buyer shall be entitled to conduct the defense of such claim at Seller's expense.


      (d)  Limitations on Liability of Seller and Buyer. Seller shall have no
           --------------------------------------------
liability with respect to losses of Buyer subject to indemnification hereunder until the total of all losses of Buyer (in the aggregate and not per occurrence) exceeds Two Hundred Fifty Thousand Dollars ($250,000) (excluding Seller's breach of the representations and warranties set forth in Section 4.22 above ("Broker's or Finder's Fees"). For purposes of this Subsection (d), the entire amount of the loss shall be counted, and not just the portion that exceeds any applicable threshold of Materiality. The maximum monetary indemnification liability of Buyer and Seller (other than for breaches of Seller's representations and warranties set forth in Section 4.2 and 4.3 of this Agreement) shall be equal to Twelve Million Dollars ($12,000,000).

                                  ARTICLE XII

                           TERMINATION OF AGREEMENT
                           -------------------------


12.1  Termination.  This Agreement may be terminated prior to the Closing as
      -----------
follows:


      (a) at the election of Seller, if any one or more of the conditions to its obligations to close has not been fulfilled as of the Closing Date, or if Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement or in any other of Buyer's Documents;


      (b) at the election of Buyer, if any one or more of the conditions to its obligations to close has not been fulfilled as of the Closing Date, or if Seller has breached any representation, warranty, covenant or agreement contained in this Agreement or in any other of Seller's Documents;


      (c) at the election of Seller or Buyer, if any legal proceeding is commenced or threatened by any governmental or regulatory body directed against the consummation of the Closing or any other transaction contemplated under this Agreement and any one Seller or Buyer, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;


      (d) at any time on or prior to the Closing Date, by mutual written consent of the parties hereto; or


      (e) at the election of either Buyer or Seller; provided the party so terminating is not in default under this Agreement, at the later of (i) Buyer's completion of its environmental assessment of the Facility, (ii) the receipt of all permits and approvals from governmental or regulatory bodies as required by
Section 7.6 hereof and (iii) November 30, 2001; provided however this date may be extended for a period of 30 additional days upon the mutual consent of Buyer and Seller which consent shall not be unreasonably withheld. Notwithstanding the foregoing sentence, either Buyer or Seller may terminate this Agreement at any time after December 31, 2001 if said party is not in default of this Agreement.


12.2  Survival. If this Agreement is terminated pursuant to Section 11.1, this
      --------
Agreement shall become void and of no further force and effect, except for the provisions of Section 6.5 (as to only the confidentiality provisions), Section 6.11, and Section 6.16 and none of the parties hereto shall have any liability in respect of such termination except that any party shall be liable to the extent that failure to satisfy the conditions of Article VII, VIII or X results from the violation or breach of any of the representations, warranties, covenants or agreements of such party under this Agreement.


                                 ARTICLE XIII

                         COVENANTS AGAINST COMPETITION
                         -----------------------------


13.1  Restrictive Covenants. Recognizing Buyer's need to protect the business
      ---------------------
and Purchased Assets being purchased and to induce Buyer to purchase the Purchased Assets and assume the Assumed Liabilities, Seller covenants and agrees with Buyer that, if the transactions contemplated hereby are closed, it will not for a period of two (2) years following the Closing Date:


      (a) Within the Territory, manufacture, produce, market, sell or solicit the sale of, either directly or indirectly, on its own behalf, in the service of or on behalf of any Competing Business, any Competitive Product provided that this clause (a) shall not apply to the extent (but only to the extent) such activities are conducted by a third party who has merged with Seller, or who has acquired all of the equity or substantially all of the assets of Seller or all of the equity or substantially all of the assets of such third party have been acquired by Seller; or

      (b) Within the Territory, engage in or render services to or have an interest in any Competing Business in the capacity of a shareholder, partner, principal, consultant or any other relationship or capacity; provided, however, that the foregoing shall not restrict Seller from owning up to two percent of the outstanding voting securities of any company which is listed on any recognized public stock exchange; or

      (c) Within the Territory, solicit, divert, or take away or attempt to solicit, divert or take away from Buyer, for the benefit of any other person or entity, any customer of Buyer that was a customer of the Facility as of the Closing Date or at anytime within eighteen (18) months prior to the Closing Date (provided, however, that the foregoing shall not apply to products sold to such customers prior to the Closing Date from other facilities owned or operated by Seller prior to the Closing Date); or


      (d) Directly or indirectly solicit the employment of, or encourage to leave the employment of Buyer any employee of Seller at the Facility which is hired by Buyer on or immediately after the Closing.


13.2  Protection of Confidential Information. Recognizing Buyer's need to
      --------------------------------------
protect its business to be conducted at and from the Facility, and to induce Buyer to purchase the Purchased Assets and assume the Assumed Liabilities, Seller covenants and agrees with Buyer that, if the transactions contemplated hereby are closed, it will not disclose or use or otherwise exploit for its own benefit, for the benefit of any other person, or for the benefit of any Competing Business, or to harm or damage Buyer or the business conducted at or from the Facility, any Confidential Information. The covenant contained in this
Section 13.2 shall survive for a period of two (2) years following the Closing Date; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, the obligations of confidentiality and nondisclosure as set forth in this Section 13.2 shall continue to survive after said two (2) year period to the greatest extent permitted by applicable law. These rights of Buyer are in addition to those rights Buyer has under the common law or applicable statutes for the protection of trade secrets.

13.3  Remedies. Seller acknowledges that irreparable loss and injury would
      --------
result to Buyer and its business upon any breach of any of the covenants contained in Section 13.1 or Section 13.2 and that damages arising out of such breach would be difficult to ascertain. Seller agrees that, in addition to all the remedies provided at law or at equity, Buyer may petition and obtain from a court of law or equity both temporary and permanent injunctive relief to prevent a breach by Seller of any such covenant. Seller agrees that, in addition to all other remedies provided in this Agreement or at law or at equity, Buyer may withhold any and all payments otherwise due the breaching party under any agreement between Buyer and the breaching party during the existence of the breach of any of the covenants contained in this Agreement and may set off against such payments any damages incurred by Buyer as a result of such breach.


13.4  Definitions. For purposes of this Article XIII the following terms shall
      -----------
have the meanings set forth below:


      (a) The term "Confidential Information" shall mean and include all information, data and know-how of Seller which is included in the Purchased Assets, including without limitation, inventions, product formulations, product and manufacturing know-how and methods, processes, specifications, computations, applications, methods, testing methods, computer programs, blueprints, drawings, designs, information and documents (including log books) relating to research and development (whether or not completed), administrative procedures, sales or marketing programs or techniques, payment plans, existing or new products of the subject business, unpublished list of current or prospective customers, information relating to the solicitation of customers serviced by or from the Facility, pricing, quotations, financial information and any other information (whether or not constituting a trade secret) not generally known by a Competing Business which has value to business conducted from the Facility. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by Buyer (except where such public disclosure has been made without authorization), or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

      (b) The term "Competing Business" shall mean and include any proprietorship, partnership, joint venture, business trust, corporation, association or other entity or person (exclusive of Buyer and any successor or assign of Buyer) engaged at the time of such determination in the distribution, sales and marketing of Competitive Products.


      (c) The term "Competitive Product" shall mean and include mid-range merchant products exceeding six (6) inches.


      (d) The term "Territory" shall mean and include a five hundred mile (500) radius around the Facility.


                                  ARTICLE XIV

                                 MISCELLANEOUS
                                 -------------


14.1  Gender. All pronouns and any variations thereof refer to the masculine,
      ------
feminine or neuter, singular or plural, as the identity of the person or persons may require.


14.2  Business Day. For purposes of this Agreement a business day shall be any
      ------------
day when the New York Stock Exchange is open for business.


14.3  Notices. All notices and other communications hereunder shall be in
      -------
writing and shall be deemed to have been given only if and when (i) personally delivered, or (ii) three (3) business days after mailing, postage prepaid, by certified mail, or (iii) when delivered (and receipted for) by an overnight delivery service, or (iv) when first sent by telex, telecopier or other means of instantaneous communication provided such communication is promptly confirmed by personal delivery, mail or an overnight delivery service as provided above, addressed in each case as follows:

         If to Seller:
         -------------

              Birmingham Southeast, LLC
              Birmingham Steel Corporation
              1000 Urban Center Drive
              Suite 300
              Birmingham, AL 35242
              Facsimile: 205-970-1353
              Attention: John D. Correnti, Chairman and CEO

         with a copy to:
         ---------------

              Gene T. Price, Esq.
              Burr & Forman LLP
              3100 SouthTrust Tower
              420 North 20/th/ Street
              Birmingham, AL 35283-0719
              Facsimile: 205-458-5100

         If to Buyer to:
         ---------------

                AmeriSteel Corporation
                5100 West Lemon Street
                Suite 312
                Tampa, FL  33609
                Facsimile: 813-207-2251
                Attention: Phil Casey, Chief Executive Officer

              with a copy to:
              ---------------

              Arthur Jay Schwartz, Jr.
              Smith, Gambrell & Russell, LLP
              1230 Peachtree Street, Promenade II
              Suite 3100
              Atlanta, Georgia  30309-3592
              Facsimile: 404-685-6932

Each party may change its address for the giving of notices and communications to it, and/or copies thereof, by written notice to the other parties in conformity with the foregoing.

14.4  Rights of Third Parties. All conditions of the obligations of the parties
      -----------------------
hereto, and all undertakings herein, are solely and exclusively for the benefit of the parties hereto and their respective successors and assigns, and no other person or entity shall have standing to require satisfaction of such conditions or to enforce such undertakings in accordance with their terms, or be entitled to assume that any party hereto will refuse to consummate the purchase and sale contemplated hereby in the absence of strict compliance with any or all thereof, and no other person or entity shall, under any circumstances, be deemed a beneficiary of such conditions or undertakings, any or all of which may be freely waived in whole or in part, by mutual consent of the parties hereto at any time, if in their sole discretion they deem it desirable to do so.

14.5  Entire Agreement. Except as specifically stated herein, this Agreement,
      ----------------
including all schedules and exhibits attached hereto, constitute the entire agreement of the parties with respect to the subject matter hereof. There are no oral agreements, understandings, promises, representations or warranties between the parties hereto with respect to the subject matter of this Agreement. All prior negotiations and understanding, if any, between the parties hereto with respect to the subject matter of this Agreement have been superseded by this Agreement. This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by the party to be so bound by such modification, amendment or termination. The course of conduct or course of dealing of the parties shall not operate to amend, modify, terminate or waive the provisions of this Section 14.5.


14.6  Right to Open Mail. Seller agrees and hereby authorizes and empowers Buyer
      ------------------
from and after the Closing, (i) to receive and open mail addressed to Seller; and (ii) to deal with the contents thereof in any manner as Buyer sees fit, provided that such mail and the contents thereof relate to Facility, any of the Purchased Assets, or to any of the liabilities or obligations assumed by Buyer pursuant to this Agreement. Any mail received by Buyer and addressed to Seller that does not relate to the Facility, the Purchased Assets, or any of the liabilities or obligations assumed by Buyer pursuant to the terms of this Agreement, shall be forwarded to Seller at the place designated in Section 14.3 for the sending of notices.

14.7   Headings. The Table of Contents and Article and Section headings
       --------
contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


14.8   Governing Law. The interpretation and construction of this Agreement, and
       -------------
all matters relating hereto, shall be governed by the internal laws of the State of Georgia, without giving effect to the principles of conflict of law.


14.9   Parties in Interest. Prior to or after the Closing Buyer may transfer and
       -------------------
assign this Agreement and its rights hereunder to any affiliate of Buyer without the consent of Seller, provided that Buyer shall not be released from its obligations as a result of any such assignment. After the Closing Buyer may transfer and assign this Agreement and its rights hereunder to any purchaser of the stock of Buyer, or any purchaser of, or other successor to, the business or substantially all of the assets of Buyer. Except as expressly stated above, this Agreement may not be transferred, assigned, pledged or hypothecated by either party hereto, other than by operation of law or with the consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.


14.10  Counterparts. This Agreement may be executed in two or more counterparts,
       ------------
all of which taken together shall constitute one instrument.


14.11  Amendments. This Agreement may not be changed orally, but only by an
       ----------
agreement in writing signed by Buyer and Seller.

14.12  Severability.  If any term or other provision of this Agreement is held
       ------------
by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.


14.13  Interpretation. Should any provisions of this Agreement require judicial
       --------------
or arbitral interpretation, it is agreed that the court or arbitrator interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties hereto have participated in the preparation of this Agreement.


14.14  Waivers and Consents. All waivers and consents given hereunder shall be
       --------------------
in writing. No waiver by any party hereto of any breach or anticipated breach of any provision hereof by any other party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

14.15  Article and Section References. Any reference in this Agreement to an
       ------------------------------
article or section shall be deemed to include a reference to any subsidiary sections or subsections whenever the context requires.

14.16  Attorneys' Fees. If any legal proceeding is brought for the enforcement
       ---------------
of this Agreement, or because of an alleged breach, default or misrepresentation in connection with any provision of this Agreement or other dispute concerning this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

14.17  Joint and Several Liability. The obligations of Birmingham Southeast and
       ---------------------------
Birmingham Steel in this Agreement and the transactions contemplated hereby are joint and several for all purposes.


14.18  Arbitration.
       -----------

       (a) Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation thereof, the agreements to be entered into between or among the parties to this Agreement, or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity thereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including any matter relating to the interpretation of this Agreement and any technical matters arising hereunder, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justiciable or ripe for resolution by a court or arbitral tribunal.

       (b) The arbitration shall be conducted in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA") and the Supplementary Procedure for Large, Complex Disputes, as in effect on the date of this Agreement, except as those Rules conflict with the provisions of this Article XIV in which event the provisions of this Article XIV shall control.

       (c) The arbitration shall be administered by the AAA. The language of the arbitration shall be English.

      (d) The arbitral tribunal shall consist of three arbitrators agreed to by both parties to the dispute or, if the parties to the dispute shall not have agreed upon three arbitrators within sixty (60) days after receipt by the respondent of the notice of arbitration, by an arbitral tribunal consisting of three independent and impartial arbitrators appointed by the AAA. In making the appointments, the AAA shall use the following list procedure unless the parties to the dispute agree that the list procedure should not be used:

      (i) at the request of any of the parties to the dispute, the AAA shall communicate to both parties to the dispute an identical list of arbitrators containing at least nine names;

      (ii) within fifteen (15) days after the receipt of this list, each party to the dispute may return the list to the AAA after having deleted the name or names to which it objects and having numbered the remaining names on the list in the order of its preference;

      (iii) after the expiration of the above period of time, the AAA shall appoint the three arbitrators from among the names approved on the lists returned to it, to the extent possible in accordance with the order of preference indicated by the parties to the dispute (consistent with the last sentence of Section 14.18(b) hereof); and

      (iv) if for any reason the appointments cannot be made according to this list procedure and the parties do not agree upon an alternative procedure the AAA may exercise its discretion in appointing the three arbitrators.

From among the three arbitrators appointed through the foregoing procedure, the AAA shall elect a chairman.

      (e) In proposing arbitrators the AAA shall endeavor to nominate persons of reputation and experience in the matters in controversy who are competent in English, but no claim that the AAA has failed to do so shall be admissible to delay the arbitration or deny confirmation or enforcement of any award. No person shall be nominated who is or at any time was an employee of or recipient of compensation from, or the holder of any material pecuniary interest in, either party or any affiliate of either party.

        (f) The arbitration shall be conducted in Atlanta, Georgia, or in such other city as the parties to the dispute may designate by mutual consent.

        (g) At any time after an arbitration has commenced, either party may serve on the other party a request (a) to produce and permit the party making the request, or its representative, to inspect and copy any designated documents (including writings, drawings, graphs, charts, photographs and other data compilations from which information can be obtained) or to inspect and copy, test or sample any tangible things which constitute or contain matters which are relevant to the subject matter involved in the arbitration and which are in the possession, custody or control of the responding party, or (b) to permit entry upon designated land or other property in the possession or control of the responding party for the purpose of inspection, measuring, surveying, photographing, testing or sampling the property or any designated object or operation thereon which is relevant to the subject matter involved in the arbitration. The request shall set forth the items to be inspected either by individual item or by category, shall describe each item with reasonable particularity, and shall specify a reasonable time, place and manner of making the inspection and performing the related acts. The party upon whom the request is served shall serve a written response within thirty days, unless the arbitral tribunal allows a longer or shorter time. The response shall specify each item or category, if any, to which an objection is made and the reasons for such objection. The party submitting the request may request the arbitral tribunal to require the responding party to produce any document or permit any inspection as to which an objection has been made and the arbitral tribunal shall so require unless, in its discretion, it determines that such document or inspection is not relevant to the subject matter of the arbitration, that such production or inspection would unduly and unnecessarily prolong the proceedings or that such production or inspection would be unduly annoying, embarrassing, oppressive, burdensome or expensive for the responding party. The arbitral tribunal shall have sole discretion (but in accordance with the foregoing standards) to determine all matters relating to production or inspection as aforesaid, including matters as to timing and procedure. In the event of a failure by a party to comply with an order of the arbitral tribunal or to produce a document or to permit inspection, the arbitral tribunal shall be entitled (a) to draw any reasonable inference as to the contents of such document or the probable results of such inspection unfavorable to the defaulting party and to rely upon that inference in reaching its decision and (b) to preclude the defaulting party from presenting testimony or other evidence with respect to the subject matter to which such document or inspection relates.

        (h) Each party shall extend to the arbitral tribunal all facilities for obtaining any information required by the tribunal.

        (i) In the event of the occurrence of a disagreement, dispute or controversy during the period of performance of this Agreement, the arbitral tribunal may establish such expedited or informal procedures for their resolution and take such interim measures (subject to later modification, if appropriate) as it deems appropriate in order to avoid delays to the extent possible. Pending the issuance of a decision or award, the parties shall continue performance under this Agreement, and the operations or activities which may have given rise to the arbitration shall not be discontinued.

        (j) At any oral hearing of evidence in connection with the arbitration, each party hereto or its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of an opposing party. No evidence of witnesses shall be presented in written form unless the opposing party or parties shall have the opportunity to cross-examine such witness, except as the parties to the dispute otherwise agree or except under extraordinary circumstances where the interests of justice require a different procedure.

        (k) No award or other decision of the arbitral tribunal whether substantive or procedural shall be made by less than a majority of the arbitral tribunal. The award shall grant the relief, if any, determined by the arbitral tribunal to be appropriate and may, without limitation, direct the payment of damages, grant rescission or reformation, and direct or prohibit action by any party to the dispute. Whenever appropriate, the award shall specify a time for compliance therewith.

        (l) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive any rights to appeal or to review of such award by any court or tribunal. The award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found. Judgment upon the award may be entered in any court having jurisdiction thereof.

        (m) Except as the arbitral tribunal may otherwise determine in its discretion or in the case of disputes arising out of a breach or alleged breach of this Agreement, each party to an arbitration shall bear its own costs including the costs and expenses of its witnesses and the parties shall share equally the fees, costs and expenses of the arbitral tribunal and the administering authority.



                        [Signatures on following page]

        IN WITNESS WHEREOF, the parties have executed this Agreement, under seal, as of the date first above written.


                               "BUYER"

                               AmeriSteel Corporation

                               By:  /s/
                                  -----------------------------
                               Title:__________________________



                               "SELLER"

                               Birmingham Southeast LLC

                               By:  /s/
                                  -----------------------------
                               Title:__________________________


                               Birmingham Steel Corporation

                               By:  /s/
                                  -----------------------------
                               Title:__________________________


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